UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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IRONWOOD PHARMACEUTICALS, INC.

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2024

Proxy Statement

Notice of Annual Meeting of Stockholders to be held Tuesday, June 18, 2024

Ironwood®

100 Summer Street, Suite 2300
Boston, Massachusetts 02110
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.
Date:	Tuesday, June 18, 2024
Time:	9:00 a.m. Eastern Time
Location:
Our 2024 annual meeting of stockholders will be a “virtual meeting.” You will be able to attend the annual meeting, vote and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/IRWD2024.

Purpose:	We are holding the annual meeting for stockholders to consider three company sponsored proposals:

1.
To elect our nine director nominees, Mark Currie, Ph.D., Alexander Denner, Ph.D., Andrew Dreyfus, Jon Duane, Marla Kessler, Thomas McCourt, Julie McHugh, Catherine Moukheibir and Jay Shepard, each to serve for a one-year term extending until our 2025 annual meeting of stockholders and their successors are duly elected and qualified;

2.
To hold an advisory vote on named executive officer compensation; and

3.
To ratify our audit committee’s selection of Ernst & Young LLP as our auditors for 2024.

We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.
Our board of directors recommends you vote “for” each of the nine nominees for director (proposal no. 1), “for” the advisory vote on named executive officer compensation (proposal no. 2), and “for” ratification of our selection of auditors (proposal no. 3). Only stockholders of record at the close of business on April 19, 2024 are entitled to notice of and to vote at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
Our annual meeting, as in prior years, will be conducted in a virtual-only format, solely by means of a live audio webcast. Our virtual stockholder format uses technology designed to provide our stockholders rights and opportunities to participate in the virtual meeting similar to an in-person meeting. A virtual meeting allows more stockholders to attend the meeting without cost from anywhere around the globe. You may attend the meeting, vote and submit questions electronically during the meeting via live webcast by visiting the website provided above. A list of stockholders of record will be available electronically during the meeting. The website can be accessed on a computer, tablet, or phone with internet connection. To be admitted to the meeting at www.virtualshareholdermeeting.com/IRWD2024, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you received.
Proxy Material Mailing Date:
April 25, 2024
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

i   Ironwood

Letter From Our CEO

Dear Ironwood stockholders,
I am pleased to share our progress towards realizing our vision of becoming the leading GI healthcare company. At Ironwood, our mission is to advance the treatment of GI diseases and redefine the standard of care for GI patients. This guiding mission drives us to deliver game-changing GI treatments to patients in need and to do good in the communities in which we and our stakeholders live and work.
To uphold these commitments, we remain anchored by our three clearly defined objectives: 1) maximize LINZESS, 2) advance our GI pipeline, and 3) deliver sustained profits and cash flows.

Our blockbuster product, LINZESS, in its 11th year on the market, had a successful 2023, with U.S. net sales increasing by 7% compared to the prior year, driven by continued robust prescription demand growth of 10% year-over-year. Notably, new-to-brand prescriptions saw a significant ramp-up, increasing by 15% compared to 2022, which we believe is a key indicator of future growth potential of LINZESS. LINZESS reached an all-time high of 46% in total prescriptions (TRx) share in the combined branded and generic IBS-C and CIC market, further solidifying its leadership position.
In June 2023, LINZESS received U.S. FDA approval to become the first and only approved prescription therapy for patients ages 6 to 17 years old with functional constipation, providing an important opportunity to expand its clinical utility in younger populations.
Furthermore, in 2023, we strengthened our GI pipeline with the acquisition of VectivBio, a global clinical-stage biopharmaceutical company with operations in Basel, Switzerland. We strongly believe that the VectivBio acquisition fits squarely within our strategic framework and represents a critical step forward for Ironwood to achieve our vision and deliver value for patients and shareholders. Through this acquisition, we are advancing apraglutide, a next-generation, synthetic peptide analog of GLP-2 being evaluated for the treatment of SBS-IF. In February 2024, we announced positive topline results from our STARS Phase III clinical trial in patients with SBS-IF and plan to submit a new drug application and other regulatory filings for apraglutide as a once-weekly GLP-2 analog for use in adult patients with SBS who are dependent on parenteral support. In addition, in late March 2024, we announced positive primary results for our Phase II exploratory trial, STARGAZE, in patients with aGvHD.
Additionally, we are progressing phase 2 studies for CNP-104, a potentially disease-modifying therapy for the treatment of primary biliary cholangitis (PBC), and IW-3300, a GC-C agonist, for the potential treatment of visceral pain conditions, including interstitial cystitis/bladder pain syndrome and endometriosis.
We believe these programs have the potential to improve the standard of care and significantly enhance the quality of life for patients suffering with GI diseases.
We remain focused on making Ironwood a great place to work. We are pleased that our investments in employee programs continue to be reflected in high employee engagement scores and a fourth-consecutive Top Workplaces USA award this year. We were also named a DE&I Standout by The Boston Globe Magazine. We continue strengthening our collaborative culture, advancing our DE&I initiatives through our employee resource groups, and fostering leadership and talent development.

2024 Proxy Statement   1

I encourage you to read the following pages, which will tell you more about our journey as a company and my confidence that Ironwood is well positioned for future growth. This confidence is underscored by our legacy of innovation and leadership in GI, the expected durability of LINZESS, our enriched R&D pipeline, and our ability to responsibly generate shareholder value.
We are grateful to our colleagues, clinical investigators, physicians, partners, and, of course, patients and their families who have made our advancements possible, and we look forward to continued progress and momentum across our R&D programs and corporate objectives in the year ahead.
Thank you for your continued support and investment in our important work.
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

2   Ironwood

About Ironwood
We aspire to bring innovative treatments for GI diseases to patients in need.
We are a gastrointestinal, or GI, healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need, leveraging our demonstrated expertise and capabilities in GI diseases.
LINZESS® (linaclotide), our commercial product, is the first product approved by the United States Food and Drug Administration, or U.S. FDA, in a class of GI medicines called guanylate cyclase type C agonists, or GC-C agonists, and is indicated for adults suffering from irritable bowel syndrome with constipation, or IBS-C, or chronic idiopathic constipation, or CIC, and for pediatric patients ages 6-17 years-old with functional constipation, or FC. LINZESS is the U.S. branded prescription market leader for adults in the IBS-C and CIC categories. LINZESS is available to adults suffering from IBS-C or CIC in the United States, Mexico and Saudi Arabia, to adults suffering from IBS-C or chronic constipation in Japan, IBS-C in China and for pediatric patients ages 6-17 years-old with FC in the U.S. Linaclotide is available under the trademarked name CONSTELLA® to adults suffering from IBS-C or CIC in Canada, and to adults suffering from IBS-C in certain European countries.
In addition to LINZESS, we have an emerging pipeline of innovative GI assets, highlighted by apraglutide for the potential treatment of short bowel syndrome with intestinal failure, or SBS-IF, a severe malabsorptive condition. We believe apraglutide has the potential to improve the standard of care for all adult patients with SBS who are dependent on parenteral support, or PS, as the only synthetic peptide analog of glucagon-like peptide-2, or GLP-2, with once‑weekly administration, and extend the growth horizon of our company through the 2030s if successfully developed, approved and commercialized.
Additionally, we recently announced positive primary results for our Phase II exploratory trial, STARGAZE, in patients with aGvHD, and are progressing with Phase II studies for CNP-104, a potentially disease-modifying therapy for the treatment of primary biliary cholangitis, or PBC, and phase 2 proof of concept study for IW-3300, a guanylate cyclase-C, or GC-C, agonist, for the potential treatment of visceral pain conditions, including interstitial cystitis/bladder pain syndrome, or IC/BPS, and endometriosis.
We recognize the value of collaboration and have a track record of establishing, operating and evolving high-performance partnerships globally. We have strategic partnerships with leading pharmaceutical companies around the world. We also aim to leverage our leading capabilities in GI to bring additional treatment options to GI patients.
We believe our history of innovation in GI medicine, deep expertise in developing and commercializing innovative GI therapies, established relationships within the GI community, as well as our leadership’s experience building blockbuster brands, positions us well to advance GI care and bring treatments with the potential to deliver great impact for patients, our business and our stockholders.
In 2023, our GI-focused strategy, building on our commercial success and GI development capabilities, continued to center on three core priorities: maximize LINZESS, advance our GI pipeline, and deliver sustained profits and cash flow.

2024 Proxy Statement   3

Performance Against 2023 Core Priorities
1.
Maximize LINZESS

•
We recognized $430.5 million in collaborative arrangements revenue related to sales of LINZESS in the U.S. during the year ended December 31, 2023, an increase of $31.7 million compared to the year ended December 31, 2022. The increase was primarily driven by a 10% increase in LINZESS prescription demand, partially offset by inventory channel fluctuations. We remain confident in the long-term growth potential of LINZESS based on continued strong prescription demand.

•
In June 2023, the U.S. FDA approved LINZESS as a once-daily treatment for pediatric patients ages 6-17 years-old with FC, making LINZESS the first and only FDA-approved prescription therapy for FC in this patient population. The safety and effectiveness of LINZESS in patients with FC less than 6 years of age or in patients with IBS-C less than 18 years of age have not been established. Additional clinical pediatric programs in IBS-C and FC are ongoing.

2.
Advance our GI Pipeline

•
In June 2023, we completed a tender offer to purchase 98% of the outstanding ordinary shares of VectivBio Holding AG, or VectivBio, a clinical-stage biotechnology company focused on the discovery and development of treatments for severe, rare GI conditions for which there is a significant unmet medical need. In December 2023, we completed a squeeze-out merger to acquire all remaining shares. The VectivBio acquisition was partially funded with $400 million of borrowings under a new revolving credit facility. Through the acquisition, we are advancing apraglutide, a next-generation, synthetic peptide analog of GLP-2 for rare gastrointestinal diseases, including SBS-IF.

•
In February 2024, we announced positive topline results from the pivotal Phase III STARS trial, which evaluated the efficacy and safety of once-weekly subcutaneous apraglutide in reducing PS dependency in adult patients with SBS-IF. SBS-IF, a rare and severe organ failure condition in which patients are dependent on PS, affects an estimated 18,000 adult patients in the U.S., Europe and Japan. Based on the results from the STARS trial, we plan to submit a new drug application and other regulatory filings for apraglutide for use in adult patients with SBS who are dependent on PS.

•
In March 2024, we announced positive, primary results up to Day 91 for our Phase II exploratory trial, STARGAZE, to evaluate apraglutide in patients with steroid-refractory gastrointestinal acute Graft versus Host Disease, or aGvHD, which evaluated the safety and tolerability of once-weekly apraglutide in aGvHD patients treated with standard of care, including systemic corticosteroids and ruxolitinib.

•
Through our collaboration and license option agreement, or the COUR Collaboration Agreement, with COUR Pharmaceutical Development Company, Inc., a biotechnology company developing novel immune-modifying nanoparticles to treat autoimmune diseases, or COUR, we and COUR are developing CNP-104 for the potential treatment of PBC, a rare autoimmune disease targeting the liver that affects approximately 130,000 people in the U.S., according to a study published in Clinical Gastroenterology and Hepatology in 2018. If successful, CNP-104 has the potential to be the first approved disease-modifying therapy for PBC. COUR is currently conducting a clinical study to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with topline data expected in the third quarter of 2024.

•
We are advancing IW-3300, a GC-C agonist, for the potential treatment of visceral pain conditions, including IC/ BPS and endometriosis. IC/BPS affects an estimated 4 to 12 million people in the U.S., according to the Interstitial Cystitis Association as of 2022. An estimated 4 million reproductive-age women in the U.S. have been diagnosed with endometriosis, according to a study published in Gynecologic and Obstetric Investigation in 2017. Both diseases have a limited number of treatment options available. We successfully completed Phase I

4   Ironwood

studies to evaluate the safety and tolerability of IW-3300 in healthy volunteers and are continuing the Phase II proof of concept study in IC/BPS.
3.
Deliver Sustained Profits and Cash Flow

•
In 2023, we recognized a net loss of approximately $1.0 billion, which included a non-recurring charge of approximately $1.1 billion for acquired in-process research and development in connection with the VectivBio acquisition.

•
We generated $183.4 million in cash from operations during the year ended December 31, 2023, ending the year with $92.2 million in cash and cash equivalents.

As we continue to execute on our strategic priorities, we have great confidence in our ability to continue making a meaningful difference for GI patients and realize our vision of becoming the leading GI healthcare company in the industry.
Our 2023 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2023 performance, was 120%, as determined by our board of directors. Please see the Compensation Discussion and Analysis section included elsewhere in this proxy statement for detailed information on compensation to our 2023 named executive officers.

2024 Proxy Statement   5

Note about Forward-Looking Statements

This proxy statement contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business and operations; Ironwood’s ability to drive growth and generate shareholder value; the commercial potential of LINZESS; the potential of apraglutide to improve the standard of care for all adult patients with SBS dependent on parenteral support; the potential of CNP-104 to be the first approved disease-modifying therapy for PBC; the potential of apraglutide and CNP-104 to extend the growth horizon of Ironwood through the 2030s; Ironwood’s plan to submit a new drug application and other regulatory filings for apraglutide for use in adult patients with SBS who are dependent on PS; Ironwood’s anticipation of reaching new clinical development milestones in 2024 and the timing of data related thereto, and the belief that Ironwood is positioned well for long term growth. These forward-looking statements speak only as of the date of this proxy statement, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, CNP-104, IW-3300, and our product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for apraglutide, IW-3300 and CNP-104, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that we are unable to execute on our strategy to in-license externally developed products or product candidates; the risk that we are unable to successfully partner with other companies to develop and commercialize products or product candidates; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of any of our linaclotide pediatric programs, apraglutide, CNP-104 and/or IW-3300 are not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in our subsequent SEC filings.

6   Ironwood

Note regarding Trademarks

In this proxy statement, references to “the company” or “Ironwood” and, except within the Audit Committee Report and the Compensation Committee Report, references to “we”, “us” or “our” mean Ironwood Pharmaceuticals, Inc. LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

2024 Proxy Statement   7

Our Board of Directors
Who We Are

The following table sets forth certain information, as of April 25, 2024, with respect to each of our directors. Each director has been nominated for election at the 2024 annual meeting of stockholders to serve for a one-year term extending until the 2025 annual meeting of stockholders and his or her successor is duly elected and qualified.
Name	Age	Audit Committee	Governance and Nominating Committee	Compensation and HR Committee
Mark Currie, Ph.D.	69			✓
Alexander Denner, Ph.D.	54		C
Andrew Dreyfus	65			C
Jon Duane	65		✓	✓
Marla Kessler	54			✓
Thomas McCourt	66
Julie McHugh, Chair	59	✓	✓
Catherine Moukheibir	64	C
Jay Shepard	66	✓
“C” indicates chair of the committee.

8   Ironwood

MARK CURRIE, Ph.D. Partner, Iaso Ventures, LP Age: 69 Director since 2019 Board Committees • Compensation and HR Committee
•
Dr. Currie has been a partner of Iaso Ventures, LP, an early-stage healthcare venture capital firm, since January 2024. Dr. Currie was previously the chair of the scientific advisory board of Cyclerion Therapeutics, Inc., or Cyclerion, a clinical-stage biopharmaceutical company, from January 2021 to September 2023. Prior to that, Dr. Currie served as Cyclerion’s president and chief scientific officer from April 2019 to December 2020. Prior to joining Cyclerion, Dr. Currie served as senior vice president, chief scientific officer and president of research and development at Ironwood from 2002 to April 2019.

•
Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc. and initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company.

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Dr. Currie currently serves on the board of directors of Antag Therapeutics ApS, Science Exchange, Inc. and Sea Pharmaceuticals, LLC, each of which is a privately held company. Dr. Currie also chairs the scientific advisory boards of Wild Bioscience Ltd. and Tisento Therapeutics, Inc.

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Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman Gray School of Medicine of Wake Forest University.

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We believe that Dr. Currie’s vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

ALEXANDER DENNER, Ph.D. Founding Partner and Chief Investment Officer, Sarissa Capital Management LP Age: 54 Director since 2020 Board Committees • Governance and Nominating Committee, Chair
•
Dr. Denner is a founding partner and the chief investment officer of Sarissa Capital Management LP, or Sarissa, a registered investment advisor, where he has been since 2011.

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Prior to joining Sarissa, Dr. Denner served as a senior managing director at Icahn Capital LP, an investment advisory firm, from 2006 to 2011. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

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Dr. Denner serves on the board of directors of Attralus, Inc., a privately held company. In the last five years, Dr. Denner has served as chair of the board of directors of The Medicines Company and Sarissa Capital Acquisition Corp., as well as a member of the board of directors of Biogen Inc.

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Dr. Denner earned his B.S. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M.Phil. in mechanical engineering from Yale University and an interdisciplinary Ph.D. from Yale University.

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Dr. Denner brings to the board significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

2024 Proxy Statement   9

ANDREW DREYFUS Former President and Chief Executive Officer for Blue Cross Blue Shield of Massachusetts Age: 65 Director since 2016 Board Committees • Compensation and HR Committee, Chair
•
Mr. Dreyfus most recently served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield insurance plans in the country, from 2010 to 2022. From 2005 to 2010, Mr. Dreyfus served as the executive vice president of healthcare services of BCBSMA.

•
Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

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Mr. Dreyfus serves on the board of directors and as a member of the audit committee and the compensation and management development committee of Alto Neuroscience, Inc. (NYSE: ANRO), a public company. Mr. Dreyfus also serves on the board of directors of Octave Health Group Inc., a privately held company and the Joint Commission, the National Quality Forum and BCBSMA Foundation, all of which are non-profit organizations. He is a member of the advisory boards of Ariadne Labs, Vanna Health and the Massachusetts Coalition for Serious Illness Care. He previously served on the board of directors for BCBSMA, the Blue Cross Blue Shield Association and RIZE Massachusetts.

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Mr. Dreyfus received a B.A. in English from Connecticut College.

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Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

JON DUANE Senior Partner Emeritus, McKinsey & Company Age: 65 Director since 2019 Board Committees • Governance and Nominating Committee • Compensation and HR Committee
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Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey, an international management consulting company. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992.

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At McKinsey, Mr. Duane founded and led the firm’s biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives.

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Mr. Duane serves as the executive chair on the board of directors of Nashville Biosciences, LLC, a privately held company.

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Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.

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Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

10   Ironwood

MARLA KESSLER Former Chief Marketing Officer, Datavant, Inc. Age: 54 Director since 2019 Board Committees • Compensation and HR Committee
•
Ms. Kessler most recently served as chief marketing officer of Datavant, Inc., or Datavant, a health IT company, from October 2022 to April 2024. Prior to joining Datavant, Ms. Kessler served as chief customer officer of Aetion, Inc., or Aetion, a health care technology company, from September 2021 to October 2022, and prior that, as an advisor to the chief executive officer of IQVIA Holdings Inc., or IQVIA (formerly IMS Health and Quintiles), a global analytics and technology company, from October 2020 to February 2021. Prior to that, Ms. Kessler had been the senior vice president for strategy, marketing and communications for IQVIA since October 2016.

•
Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from 2013 to 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009.

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Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

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Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.

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Ms. Kessler provides an important commercial perspective to our board of directors given her expertise in strategic marketing, evidence-based research and customer experience in the life science industry.

THOMAS McCOURT Chief Executive Officer, Ironwood Pharmaceuticals, Inc. Age: 66 Director since 2021
•
Mr. McCourt has served as our chief executive officer and member of the board of directors since June 2021 and had previously served as president and interim chief executive officer from March 2021 to June 2021 and as president from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as our senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009.

•
Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations.

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Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®.

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Mr. McCourt serves on the board of directors and as a member of the compensation committee of Pliant Therapeutics, Inc. (Nasdaq: PLRX), a public company, and on the board of trustees for the American Society of Gastrointestinal Endoscopy (ASGE). Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc., including as a member of the audit committee and the chair of the nominating and governance committee.

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Mr. McCourt received a B.S. in pharmacy from the University of Wisconsin.

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Given his role as our chief executive officer and his previous leadership roles at the company since joining in 2009, we believe Mr. McCourt brings unique and in-depth insight into the operations and management of the company, which together with his extensive commercial experience, his deep knowledge of GI, and his experience launching and achieving blockbuster status for LINZESS, are valuable to our board of directors.

2024 Proxy Statement   11

JULIE McHUGH, CHAIR Former Chief Operating Officer, Endo Health Solutions, Inc. Age: 59 Director since 2014 Board Committees • Audit Committee • Governance and Nominating Committee
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Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from 2010 through 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses.

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Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc.

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Before that she served as company group chair for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab) and she was responsible for oversight of a research and development portfolio including compounds targeting autoimmune diseases, HIV, hepatitis C, and tuberculosis.

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Prior to joining Centocor, Inc., Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

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Ms. McHugh currently serves on the board of directors of Lantheus Holdings, Inc. (Nasdaq: LNTH), a public company, and Xellia Pharmaceuticals ApS, a privately held company. She also serves on the strategic advisory board for HealthCare Royalty Partners and the board of visitors for the Smeal College of Business of Pennsylvania State University. She previously served on the board of directors for Aerie Pharmaceuticals, Inc., Trevena, Inc., ViroPharma Inc., Epirus Biopharmaceuticals, Inc., Evelo Biosciences, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute.

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Ms. McHugh received her M.B.A. degree from St. Joseph’s University and her B.S. degree from Pennsylvania State University.

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Ms. McHugh’s experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies makes her a valuable member of our board of directors. Her deep knowledge of Ironwood’s history and strategy and strong relationships with our senior leadership team also make her a valuable resource.

CATHERINE MOUKHEIBIR Former Chief Executive Officer, MedDay Pharmaceuticals Age: 64 Director since 2019 Board Committees • Audit Committee, Chair
•
Ms. Moukheibir most recently served as chief executive officer of MedDay Pharmaceuticals, or MedDay, a biopharmaceutical company that focused on nervous system disorders, from July 2019 to January 2021. She was also the chair of the board of directors of MedDay from April 2016 to January 2021.

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Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA, an oncology company, from 2011 to 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired.

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Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007.

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Ms. Moukheibir currently serves on the board of directors of the following public companies: MoonLake Immunotherapeutics AG (Nasdaq: MLTX), Biotalys NV (EBR: BTLS) and Oxford Biomedica plc (LSE: OXB)(1). Ms. Moukheibir also serves on the board of directors of Asceneuron SA, Noema Pharma AG and CMR Surgical, all of which are privately held companies. She held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA, Creabilis S.A., DNA Script SAS, GenKyoTex S.A., Kymab Group Limited, Orphazyme A/S and Zealand Pharma A/S.

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Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.

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Ms. Moukheibir’s long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

(1)
In March 2024, Ms. Moukheibir informed the board of directors of Oxford Biomedica plc, or Oxford, that she does not intend to stand for re-election at Oxford’s upcoming annual general meeting in June 2024.

12   Ironwood

JAY SHEPARD Former President and Chief Executive Officer of Aravive, Inc. Age: 66 Director since 2020 Board Committees • Audit Committee
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Mr. Shepard is an advisor at Catalyst Pacific, a venture group focused on licensing drug programs and creating new companies in the U.S. and Japan. Mr. Shepard previously was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, when he retired. From 2013 to 2015, Mr. Shepard was executive chairman of Versartis, Inc.

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From 2008 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pediatric pharmaceutical company. From 2005 to 2007, Mr. Shepard served as interim president and chief executive officer of Relypsa (Ilypsa, Inc.’s spin-out company, which was acquired by Galencia), a pharmaceutical company. Mr. Shepard was also vice president of commercial operations at Telik and oncology business unit head of Alza Pharmaceuticals (acquired by J&J).

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Mr. Shepard has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas. Mr. Shepard has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations.

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Mr. Shepard also currently serves on the board of directors of the following public companies: Inovio Pharmaceuticals, Inc. (Nasdaq: INO) and Esperion Therapeutics, Inc. (Nasdaq: ESPR). In addition, Mr. Shepard serves on the board of directors of Aculys Pharma, LLC, Cessation Therapeutics, Inc. and Pathalys Pharma, Inc., each of which is a privately held company. Mr. Shepard also serves as the chairman of the board of directors of the Christopher & Dana Reeve Foundation.

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Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

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Mr. Shepard brings deep expertise to our board of directors, as a recognized leader within the pharmaceutical industry, with nearly three decades of expertise as an accomplished public company CEO and senior executive.

2024 Proxy Statement   13

How We are Selected and Evaluated

We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our vision of becoming a leading GI healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients.
The core criteria that we use in evaluating each nominee to our board of directors consists of the following: (a) an owner oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee’s field of expertise; (f) the absence of conflicts of interest that would impair the nominee’s ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria.
As illustrated in the matrix below, we believe our board of director nominees possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.
Ironwood Board of Directors	Broader Business					Healthcare Industry
	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)
Mark Currie, Ph.D.	✓	✓	✓	✓		✓	✓	✓
Alexander Denner, Ph.D.	✓	✓	✓		✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Jon Duane	✓	✓	✓					✓
Marla Kessler		✓	✓	✓			✓	✓
Thomas McCourt		✓	✓		✓	✓	✓	✓
Julie McHugh	✓	✓		✓	✓	✓	✓	✓
Catherine Moukheibir	✓	✓	✓	✓	✓	✓
Jay Shepard	✓	✓		✓	✓	✓

14   Ironwood

Board Diversity
We believe our board of directors should be comprised of individuals reflecting the diversity represented by our employees and our patients. As mentioned above under How We are Selected and Evaluated, we have core criteria that we evaluate each board of director nominee on, including but not limited to, the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria. Three of our nine current directors are women, one of whom self-identifies as Middle Eastern. The table below provides additional diversity information regarding our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (as of April 25, 2024)
Board Size:
Total Number of Directors			9
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose
Directors	3	5		1
Demographic Background:
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background				1
Directors who self-identify as Middle Eastern	1
Director Succession Planning
We refresh our board of directors and assess our board succession plans regularly. As of April 25, 2024, the average age of our independent directors was 62 years, and the average tenure of our independent directors was approximately 5.6 years.
Annual Evaluations
Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member, as well as to provide an opportunity for each director to provide an evaluation of the other directors. For 2023, directors completed written questionnaires, which solicited open- ended and candid feedback on an anonymous basis. In addition to the director evaluations, we also solicit annual feedback from senior management concerning the board’s performance on an anonymous basis. After the collective board and committee evaluations and comments (including those from senior management) and the peer evaluation comments were compiled, the chair of the governance and nominating committee then presented a summary of the collective

2024 Proxy Statement   15

board and committee evaluations and comments (including those from senior management) to the governance and nominating committee and full board of directors.
Director Nomination Process
Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including from incumbent directors, management and stockholders, as well as through business and other organizational networks and relationships. We and our board of directors retain executive search firms and other third parties from time to time to assist in finding suitable candidates.
Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships — Communications. Stockholder recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

16   Ironwood

How We are Organized and Governed

Corporate Governance Highlights
Number of Independent Directors/Total Number of Directors	8/9
All Board Committees Comprised Solely of Independent Directors	✓
Separate Independent Chair and Chief Executive Officer Positions	✓
Regular Executive Sessions of Independent Directors	✓
Annual Board and Committee Assessments	✓
Annual Election of All Directors	✓
Annual Advisory Stockholder Vote on Executive Compensation	✓
Stock Ownership Guidelines for Directors and Executive Officers	✓
Comprehensive Code of Business Conduct and Ethics	✓
Corporate Governance Guidelines	✓
Prohibition of Hedging and Pledging by Executive Officers and Directors	✓
Anti-Overboarding Policy Limiting the Number of Other Public Company Boards on which our Directors May Serve	✓
Clawback Policy	✓
Board Size and Terms
Our Eleventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, states that our board of directors shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board of directors. Our board of directors currently consists of nine members.
Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.
All of our directors are elected on an annual basis and can be removed with or without cause by our stockholders.
We separate the roles of chair of the board of directors and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board of directors believes that this structure enhances the board of directors’ oversight of, and independence from, management, and enables the board of directors to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows our chief executive officer to focus his or her time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board of directors. The governance and nominating committee has determined that Ms. McHugh should continue to serve as chair of our board of directors.
Director Independence
Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under

2024 Proxy Statement   17

the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors determined that none of Messrs. Dreyfus, Duane and Shepard, Mses. Kessler, McHugh and Moukheibir, and Drs. Currie and Denner, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). Mr. McCourt, our chief executive officer, was not determined to be independent due to his employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning the director’s background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in assessing independence. As part of such determination, the board of directors considered Dr. Currie’s previous employment as our senior vice president, chief scientific officer and president of R&D until April 2019.
Risk Oversight
Our board of directors retains ultimate responsibility for risk oversight and our management team retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board of directors reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board of directors also believes that separating the roles of chair of the board of directors and chief executive officer enhances the board of directors’ ability to oversee risk in an objective manner.
We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation.
On a quarterly basis, key risks, status of mitigation activities and potential new or emerging risks are reported to and discussed with senior management and further addressed with our audit committee and board of directors, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board of directors. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.
As set forth in its charter, our audit committee discusses with management any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer and chief financial officer. Additionally, our audit committee oversees our cybersecurity risk and receives regular reports, with a minimum frequency of once per year, from our Chief Information Officer on various cybersecurity matters, including risk assessments, mitigation strategies, areas of emerging risks, incidents and industry trends and other areas of importance. Our audit committee also discusses with Ernst & Young LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and reviews related mitigation plans with Ernst & Young LLP. In addition, our audit committee reviews the risk factors as presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, as applicable, that we file with the SEC.
As part of our board of directors’ risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans. The compensation and HR committee also is

18   Ironwood

responsible under its charter for approving the compensation of all of our executive officers (other than our chief executive officer), recommending chief executive officer compensation to our board of directors for approval and overseeing the maintenance and presentation to our board of directors of succession plans for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board of directors and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.
In performing their risk oversight functions, each committee of our board of directors has full access to management, as well as the ability to engage outside advisors.
Hedging and Pledging Policy
As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.
Corporate Governance Guidelines
We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents, and which are available in print to any stockholder who requests them from our secretary. Our board of directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders and relies on these guidelines to provide that framework. The guidelines help to ensure that our board of directors is independent from management, that our board of directors adequately performs its oversight functions and that the interests of our board of directors and management align with the interests of our stockholders. Among other things, our corporate governance guidelines limit the number of other public company boards on which our directors may serve. Accordingly, our directors should not serve on more than four public company boards of directors, including Ironwood. In addition, our directors who hold the position of chief executive officer of a public company should not serve on more than three public company boards of directors, including Ironwood and the board of his or her own company. Our governance and nominating committee conducts an annual review of director commitment levels, and affirms that as of March 31, 2024, all directors were in compliance with our corporate governance guidelines.
Diversity, Equity & Inclusion (DE&I)
Creating a diverse, equitable and inclusive culture is essential to attracting, motivating and retaining the talent necessary to deliver on our corporate mission. To establish and maintain this culture, we have a simple vision in mind: to make Ironwood an environment rooted in valuing each employee for who they are.
This begins with ensuring our workforce represents the diverse populations we serve and reflecting our DE&I principles in our employee-related training and policies. As of December 31, 2023, women represented approximately 50% of our employee base, 20% of our leadership team (vice president and above) and 33% of our board of directors (including our board and audit committee chairs). Additionally, as of December 31, 2023, approximately 20% of our employees were racially or ethnically diverse and in 2023, approximately 40% of our new hires were racially or ethnically diverse (excluding Europe-based employees, for which race and ethnicity is not disclosed).
We are focused on fostering an environment where employees feel included and empowered. This approach includes DE&I initiatives such as learning and development opportunities, strengthened talent acquisition strategies, the support of equality programs in our local communities, and a renewed focus on retention and career advancement of diverse populations. We were proud to have five strong DE&I employee resource groups during 2023: (1) W@IRWD (Women at Ironwood), designed to empower, develop, and sponsor women at Ironwood, (2) ISHINE (Ironwood Sponsoring Historically Black Colleges and Universities Student Internships Nurturing Excellence), which draws undergraduate candidates from Historically Black Colleges and Universities and exposes students to careers in the healthcare field, (3) ISTAR (Ironwood Stands Together Against Racism), which was created in response to racial equality movements and

2024 Proxy Statement   19

our employees’ drive to take action, (4) PRIDE@IRWD, which seeks to foster LGBTQ+ visibility for all Ironwood employees and raise awareness about the current workplace and social issues that affect the LGBTQ+ community, and (5) IMPACT (Ironwood Makes Positive Advances in our Communities Together), which offers a space for bettering our communities and engaging deeper with one another.
In 2023, we continued to advance our DE&I initiatives with strong advocacy from our leadership team and board of directors.
We are committed to furthering our DE&I efforts consistent with our long-term DE&I strategy, including by incorporating DE&I metrics into our corporate goals.
Board Meetings
Our board of directors held nine meetings during 2023. As stated in our corporate governance guidelines, we expect our directors to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our directors will attend our annual meeting of stockholders unless a director will not be continuing to serve on the board following such annual meeting. In 2023, each incumbent director attended at least 75% of all meetings of the board of directors and all committees of the board of directors on which he or she served that were held during the period that such director was a member of the board of directors or the applicable committee. All nine directors at the time of our 2023 annual meeting of stockholders were present at the meeting.
Committees
Our board of directors has established three standing committees: an audit committee, a governance and nominating committee and a compensation and HR committee. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter approved by our board of directors. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents, and are available in print to any stockholder who requests them from our secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.
Audit Committee
We have a separately designated standing audit committee established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh and Mr. Shepard.
Ms. Moukheibir chairs the audit committee, and our board of directors has determined that Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K. Our audit committee met four times during 2023. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm’s qualifications, independence and performance.
Our audit committee’s responsibilities include:
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

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reviewing and discussing with management and our independent registered public accounting firm and, as needed, internal auditors or any relevant third party, the quality and adequacy of our internal controls and internal auditing procedures, including any material weaknesses or significant deficiencies;

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discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

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discussing with our management any significant risks or exposures facing the company and the related mitigation plans, and discussing with our independent registered public accounting firm any significant risks or

20   Ironwood

exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and related mitigation plans;
•
monitoring our internal control over financial reporting and disclosure controls and procedures;

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reviewing and assessing the adequacy of the company’s information technology systems, processes, controls and data and periodically (but no less than annually), reviewing and assessing with management and internal auditors the company’s assessment of risks from cybersecurity threats, the adequacy of the information security program for the company’s information technology systems, processes and data;

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working with management to formulate a mitigation plan and reviewing the company’s compliance, as well as ensuring compliance with any external regulatory or disclosure requirements, with such mitigation plan in the event of a significant cybersecurity incident or breach affecting the information technology systems of the company or the company’s data;

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appointing, retaining, evaluating, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

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approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee’s pre-approval policy;

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discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board, or PCAOB;

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reviewing with the independent registered public accounting firm, to the extent applicable, any matter arising from the audit of the financial statements that was communicated or required to be communicated that both relates to accounts or disclosures that are material to the financial statements and involves especially challenging, subjective or complex auditor judgment;

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reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

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recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

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reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;

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reviewing, updating and recommending to our board of directors approval of our code of business conduct and ethics; and

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establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

2024 Proxy Statement   21

Audit Committee Report
In the course of our oversight of Ironwood’s financial reporting process, we have (i) reviewed and discussed with management the company’s audited financial statements for the fiscal year ended December 31, 2023, (ii) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (iii) received the written disclosures and the letter from Ernst & Young LLP, the company’s independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.
Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
By the Audit Committee,
Catherine Moukheibir, Chair
Julie McHugh
Jay Shepard

22   Ironwood

Governance and Nominating Committee
The members of our governance and nominating committee are Dr. Denner, Mr. Duane and Ms. McHugh. Dr. Denner chairs the governance and nominating committee. Our governance and nominating committee met two times during 2023.
Our governance and nominating committee’s responsibilities include:
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assisting our board of directors in identifying and recruiting individuals qualified to become members of our board of directors;

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recommending to our board of directors the persons to be nominated for election as directors;

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recommending to our board of directors qualified individuals to serve as committee members;

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performing an annual evaluation of our board of directors and each committee of the board of directors;

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evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

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assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors;

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considering any potential conflicts of interest of members of our board of directors;

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considering our policies with respect to their impact on significant issues of corporate social responsibility; and

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evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

Compensation and HR Committee
The members of our compensation and HR committee are Dr. Currie, Messrs. Dreyfus and Duane and Ms. Kessler. Mr. Dreyfus chairs our compensation and HR committee. Our compensation and HR committee met six times during 2023. Our compensation and HR committee assists our board of directors in fulfilling its responsibilities relating to the compensation of our board of directors and our executive officers, and oversees matters related to human capital management, including DE&I, workplace environment and culture and talent development and retention.
Our compensation and HR committee’s responsibilities include:
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evaluating the performance of our chief executive officer and other executive officers in light of pre-determined corporate goals and objectives relevant to the chief executive officer’s or such executive officer’s compensation;

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reviewing and recommending to the board our chief executive officer’s compensation including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

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reviewing and approving executive officer compensation (other than for the chief executive officer), including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

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reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

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overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

•
reviewing, accessing and making recommendations to our board of directors with respect to director compensation and any stock ownership guidelines applicable to non-employee directors;

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reviewing, approving and overseeing any stock ownership guidelines applicable to executive officers;

2024 Proxy Statement   23

•
reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

•
preparing the compensation and HR committee report required by the SEC;

•
making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer;

•
overseeing compliance with applicable laws and regulations affecting employee compensation and benefits, including regarding stockholder approval of certain executive compensation matters;

•
overseeing, reviewing and recommended to the board of directors for approval of any “clawback” or recoupment policy of the company for recovering incentive-based compensation and monitoring compliance therewith;

•
reviewing the risks associated with our compensation policies and practices; and

•
overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as DE&I, workplace environment and culture, and talent development and retention.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation and HR committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.
How Our Board is Paid

Under our second amended and restated 2019 non-employee director compensation policy, effective January 1, 2024, or the Director Compensation Policy, the majority of the compensation that our non-employee directors receive for service on our board of directors is paid in the form of restricted shares of our Class A common stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board of directors on the last day of each applicable vesting period. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, or RSA, unvested shares will be forfeited on the date of such director’s termination of service. Shares of restricted stock granted to directors under our Director Compensation Policy are granted under our Amended and Restated 2019 Equity Incentive Plan, or our Amended 2019 Plan. Under our Amended 2019 Plan, the aggregate value of all compensation paid or granted to any non-employee director for his or her service as a director in any calendar year may not exceed $600,000.
Under our Director Compensation Policy, at each annual meeting of stockholders, our non-employee directors are granted restricted shares of our Class A common stock, with the number of shares subject to the award equal to $250,000 divided by the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
Each non-employee director who is first elected to our board of directors will, upon his or her initial election, be granted restricted shares of our Class A common stock, with the number of shares subject to the award equal to $250,000 divided by the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in three equal installments on the first three anniversaries of the grant date. In addition, under our Director Compensation Policy, if a non-employee

24   Ironwood

director is elected other than at an annual meeting of our stockholders, then upon his or her initial election to our board of directors, such director will be granted the number of restricted shares of our Class A common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. Such restricted shares will vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
In addition to equity grants, each non-employee director receives an annual retainer under our Director Compensation Policy for his or her service on our board of directors, as well as additional fees for board chair, committee or committee chair service as follows:
Fees
Annual retainer for members of the board of directors	$50,000 ($85,000 for the chair)(1)
Additional annual retainer for members of the audit committee	$11,000 ($25,000 for the chair)(1)
Additional annual retainer for members of the compensation and HR committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the governance and nominating committee	$5,000 ($10,000 for the chair)

(1)
Following a competitive assessment of market data related to non-executive director compensation provided by Human Capital Solutions, Aon, or Aon, our compensation consultant at the time, the compensation and HR committee recommended, and the board approved, to amend and restate our prior amended and restated Director Compensation Policy, to increase, effective January 2024, the annual retainer for the board chair from $80,000 to $85,000, and the additional annual retainers for the members of the audit committee and for the audit committee chair from $10,000 to $11,000, and from $20,000 to $25,000, respectively.

All cash fees are payable quarterly in arrears and will be prorated for any quarter of partial service. Each non-employee director may elect, prior to January 1 of the year with respect to which such election will be effective, to receive fully vested shares of our Class A common stock at no cost in lieu of his or her annual cash retainer and any additional cash retainers for board chair, committee or committee chair service set forth above. The number of shares of our Class A common stock issued is determined by dividing the applicable cash retainer(s) the director would be eligible to receive by the closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) on the date the cash fees would otherwise be paid, rounded down to the nearest whole share. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

2024 Proxy Statement   25

Director Compensation Table
The following table sets forth information regarding the compensation earned during the year ended December 31, 2023, by each of our directors who served in 2023, other than Mr. McCourt, who does not receive compensation for his service on our board of directors.
Name	Fees Earned or Paid in Cash ($)	All Other Stock Awards ($)(1)	Compensation ($)	Total ($)
Mark Currie, Ph.D.	$60,000	$240,710	—	$300,710
Alexander Denner, Ph.D.	$59,976(2)	$240,710	—	$300,686
Andrew Dreyfus	$70,000	$240,710	—	$310,710
Jon Duane	$65,000	$240,710	—	$305,710
Marla Kessler	$60,000	$240,710	—	$300,710
Julie McHugh	$95,000	$240,710	—	$335,710
Catherine Moukheibir	$69,978(3)	$240,710	—	$310,688
Jay Shepard	$60,000	$240,710	—	$300,710

(1)
On June 20, 2023, each non-employee member of our board of directors received a restricted stock grant in the amount of 22,350 shares of our Class A common stock for service on our board of directors from the date of our 2023 annual meeting of stockholders to the date of our 2024 annual meeting of stockholders, which shares will vest in full on the date immediately preceding the date of our 2024 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 by (ii) $11.19, which was the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2023 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $10.77 per share and was granted pursuant to the terms of our prior amended and restated Director Compensation Policy, which was in effect from January 1, 2023 to December 31, 2023, and our 2019 Equity Plan. As of December 31, 2023, each non-employee director held 22,350 restricted shares of Class A common stock as a result of this grant and held no other unvested equity awards.

Amounts in the table represent the fair value of these restricted stock grants on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2023, see Note 13 to our consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K that we filed with the SEC on February 16, 2024. All values reported exclude the effects of potential forfeitures.
(2)
Dr. Denner elected to receive this annual retainer in unrestricted shares of our Class A common stock. Dr. Denner received a total of 5,942 shares of our Class A common stock for such service in 2023.

(3)
Ms. Moukheibir elected to receive this annual retainer in unrestricted shares of our Class A common stock. Ms. Moukheibir received a total of 6,933 shares of our Class A common stock for such service in 2023.

Director Stock Ownership Guidelines
We have instituted stock ownership guidelines as part of our Director Compensation Policy that provide that each non-employee director must accumulate and continuously hold shares of our Class A common stock with a value equal to or greater than three times the amount of the then-current annual retainer paid to the non-employee director for service on our board of directors (excluding any additional board chair, committee, or committee chair retainers). Non-employee directors were required to achieve this level of ownership by the later of (a) May 30, 2021 (the date which was two years from the date of our 2019 annual meeting of stockholders) and (b) two years from the date the individual became a non-employee director, or the Ownership Date.
Compliance with the stock ownership requirements is measured on the date of the annual meeting of stockholders based on the annual retainer then in effect. Following the Ownership Date, until a non-employee director holds the required ownership level (or if such director does not hold the number of shares of our Class A common stock to meet the stock ownership requirements at any time thereafter), such director will be required to retain 100% of any shares of our Class A common stock held or received upon the vesting or settlement of equity awards or the exercise of stock

26   Ironwood

options, in each case, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable). Further, following the Ownership Date, to the extent a non-employee director does not hold the number of shares of our Class A common stock that meets this threshold, such director will be automatically deemed to have elected to receive any cash retainer for service on our board of directors or a committee thereof in the form of shares of our Class A common stock in an amount that satisfies the threshold shortfall. As of March 31, 2024, each of our non-employee directors was in compliance with our stock ownership guidelines.
We believe our stock ownership guidelines ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and further focus our directors on maximizing long-term value.

2024 Proxy Statement   27

Proposal No. 1
Election
of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTORS UP FOR ELECTION

Proposal No. 1

Our board of directors has nominated all of our nine current directors  —  Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir  —  for election at the 2024 annual meeting of stockholders. Each of Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir has indicated his or her willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board of directors.
Vote Required
The election of the board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one year and until his or her successor is duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

2024 Proxy Statement   29

Our Executives
Who We Are

The following table sets forth certain information, as of April 25, 2024, with respect to each of our executive officers, other than Mr. McCourt, whose biographical information is included elsewhere in this proxy statement under the caption Our Board of Directors:
Name	Age	Position(s)
Andrew Davis	38	Senior Vice President, Chief Business Officer
Sravan Emany	46	Senior Vice President, Chief Financial Officer
John Minardo	49	Senior Vice President, Chief Legal Officer and Secretary
Michael Shetzline, M.D., Ph.D.	65	Senior Vice President, Chief Medical Officer and Head of Research and Drug Development

ANDREW DAVIS Senior Vice President, Chief Business Officer of Ironwood Pharmaceuticals, Inc. Age: 38 Joined Ironwood 2021
•
Andrew Davis has served as our chief business officer since December 2021. He previously served as senior vice president corporate development, strategy, and valuation from July 2021 to December 2021, and as senior vice president of business development from May 2021 to July 2021.

•
Before joining Ironwood, Mr. Davis served as the chief business development and M&A officer at iNova Pharmaceuticals from September 2017 to May 2021, leading all company transactions and acting as a member of the executive management team. Prior to iNova, Mr. Davis was head of oncology business development for Merck & Co. from November 2016 to September 2017. Before his time at Merck, Mr. Davis was at Bausch Health Companies (formerly Valeant Pharmaceuticals), where he held roles of increasing responsibility within the business development function, ultimately serving as senior vice president of business development and leading all transactions for the company, including the acquisitions of Salix Pharmaceuticals and Bausch + Lomb. Mr. Davis began his career as an analyst at McKinsey & Co., where his work focused on the healthcare space.

•
Mr. Davis serves on the board of directors of UTILITY therapeutics Ltd.

•
Mr. Davis holds a B.A. in economics from Boston University.

30   Ironwood

SRAVAN EMANY Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. Age: 46 Joined Ironwood 2021
•
Mr. Emany has served as our chief financial officer since December 2021.

•
Prior to joining Ironwood, Mr. Emany served as corporate vice president, commercial excellence and chief strategy officer of Integra LifeSciences Holdings Corporation, a publicly held global healthcare company, since March 2020 and as vice president of strategy, treasury and investor relations from February 2018 to March 2020. Prior to that, Mr. Emany served in various mergers and acquisitions investment banking roles at Bank of America and BofA Securities (formerly Bank of America Merrill Lynch) from September 2008 to February 2018, culminating in his service as managing director in the mergers and acquisitions group where he led numerous mergers and acquisitions in the healthcare sector. Mr. Emany also served in various other financial roles, including with Goldman Sachs Group and Morgan Stanley.

•
Mr. Emany serves on the board of directors of Assertio Holdings, Inc. (Nasdaq: ASRT).

•
Mr. Emany holds a B.A. in international relations from The Johns Hopkins University and an M.A. in international relations and international economics from The Johns Hopkins School of Advanced International Studies.

JOHN MINARDO Senior Vice President, Chief Legal Officer and Secretary of Ironwood Pharmaceuticals, Inc. Age: 49 Joined Ironwood 2021
•
Mr. Minardo has served as our chief legal officer since August 2021.

•
Prior to joining Ironwood, Mr. Minardo was with Seqirus, a pharmaceutical company, where he was vice president, general counsel and a member of the Seqirus executive leadership team, leading a global legal team overseeing activities including business transactions, regulatory matters, corporate governance, compliance and intellectual property from November 2015 to July 2021. Prior to Seqirus, Mr. Minardo was with Novartis in increasing roles of responsibility from October 2007 to November 2015, ultimately serving as vice president, general counsel and chief compliance officer at Novartis Influenza Vaccines. Mr. Minardo started his legal career as a litigator at Kaye Scholer LLP.

•
Mr. Minardo holds a B.A. from Boston College and a J.D. from Brooklyn Law School.

2024 Proxy Statement   31

MICHAEL SHETZLINE, M.D., Ph.D. Senior Vice President, Chief Medical Officer and Head of Research and Drug Development of Ironwood Pharmaceuticals, Inc. Age: 65 Joined Ironwood 2019
•
Dr. Shetzline has served as our chief medical officer, and head of research and drug development since October 2021 and had served as chief medical officer, and head of drug development from January 2019 to October 2021. Dr. Shetzline is a gastroenterologist and internist, with more than 30 years of experience in the biopharmaceutical industry and academia.

•
Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, a global pharmaceutical company, where he led global clinical development for all GI assets from January 2015 to January 2019.

•
Prior to Dr. Shetzline’s role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring, from 2012 to January 2015, during which he led Ferring’s clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012.

•
Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals.

•
Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center.

•
Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

32   Ironwood

Executive Compensation
Compensation Discussion and Analysis
Executive Summary

Our executive compensation program for 2023 remained aligned with market practice and our corporate performance, which created a strong link between the value of our executives’ compensation and our stockholders’ returns. Together with the objective of linking executive and stockholder interests, our compensation program is also designed to attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission, and support a positive company culture and our values. The three primary elements of our executive officer compensation program are base salary, cash bonus and long-term equity incentive compensation. Long-term equity incentive compensation, which includes a balanced mix of time-based and performance-based equity awards, represents a significant percentage of each named executive officer’s target total direct compensation (as defined below). We believe this emphasis on equity strongly reinforces the concept of pay-for-performance, as the single largest component of pay is tied to execution of key performance milestones and future increases in the value of our stock.
The majority of total direct compensation, which we define as base salary, target annual bonus and target long-term equity incentive compensation, for our named executive officers during 2023 consisted of variable pay elements, as reported in the Summary Compensation Table included elsewhere in this proxy statement. We believe this allocation aligns with our pay-for-performance compensation philosophy of motivating our named executive officers to achieve our performance objectives in the short term and to grow the business to create sustainable value for our shareholders in the long term.
2023 CEO Compensation	2023 Other NEOs Compensation

(*)
Performance-based awards for 2023 consisted of PSUs (as defined below), which are valued at target.

2024 Proxy Statement   33

Stockholder Engagement and Say-On-Pay Vote Consideration

Feedback from stockholders is an essential part of our executive compensation decision-making process. We value stockholders’ perspectives and have a regular process throughout the year to discuss a range of topics with our stockholders, including our strategy, operations, financial and business performance. Discussions with our stockholders assist us in setting goals and expectations for our performance and facilitate the identification of emerging issues that may affect our strategies, corporate governance, compensation practices, and other aspects of our operations. Our company engages with many of our largest stockholders on a frequent basis year-round. This includes investor conferences, investor events, and one-on-one discussions. We invite feedback on a wide variety of topics, including corporate strategy, capital allocation, governance, human capital management and executive compensation.
Our stockholders also have the opportunity to cast a non-binding advisory vote on named executive officer compensation, or a “say-on-pay” vote, every year. This allows our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders’ interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input on our executive compensation program through the say-on-pay vote at our 2023 annual meeting of stockholders and approximately 98% of votes cast by our stockholders voted in support of our named executive officer compensation.
Named Executive Officers: Goals and Accomplishments

Named Executive Officers for 2023
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2023 were:
•
Thomas McCourt, chief executive officer;

•
Sravan Emany, senior vice president, chief financial officer;

•
Andrew Davis, senior vice president, chief business officer;

•
John Minardo, senior vice president, chief legal officer and secretary; and

•
Michael Shetzline, M.D., Ph.D., senior vice president, chief medical officer and head of research and drug development.

Goals and Accomplishments
In early 2023, our board, with input from senior management, established our 2023 corporate performance goals and the relative weighting of such goals, the achievement of which we believed would further the accomplishment of our short- and long-term business plan. These goals included maximizing LINZESS as well as the attainment of certain financial and pipeline targets, in each case, based on the company’s board-approved operating plan for 2023, as well as goals related to our workforce, strategy and culture.
Our named executive officers were evaluated based on the level of achievement of the 2023 corporate goals and their achievements against their 2023 individual goals. Performance measured against the 2023 corporate and individual goals (as applicable) was used, in part, in determining salary adjustments and cash bonus awards for our named executive officers in early 2024.
As described in more detail elsewhere in this proxy statement under Compensation Determination Process, our board is responsible for assessing the company’s performance against its pre-determined corporate goals. In January 2024, our board determined that the 2023 company performance achievement multiplier, which was used as a key consideration in determining executive compensation awarded for 2023 performance, was 120%.

34   Ironwood

The level of achievement against our 2023 corporate performance goals, as determined by our board in early 2024, was as follows:
Company Goal	Partially Achieved	Target	Over Achieved	Results
MAXIMIZE LINZESS (30%)
LINZESS U.S. Net Sales	$1,022M	$1,051M	$>1,070M	$1,073M(1)
Achieve U.S. FDA approval of sNDA for pediatric patients ages 6-17 years old with FC	Specific goals are not disclosed for competitive reasons			Above Target(2)
Commercial launch target date of LINZESS for pediatric patients ages 6-17 years old with FC as measured by a launch scorecard	Specific goals are not disclosed for competitive reasons			Above Target(3)
	(20%)	(30%)	(40%)	(40%)
BUILD INNOVATIVE PIPELINE (30%)
Secure 1 asset aligned with prioritized criteria	Specific goals are not disclosed for competitive reasons			Above Target(4)
Achieve CNP-104 enrollment target	Specific goals are not disclosed for competitive reasons			Target(5)
Achieve IW-3300 enrollment target	Specific goals are not disclosed for competitive reasons			Below Target(6)
	(20%)	(30%)	(50%)	(35%)
STRENGTHEN FINANCIAL PROFILE (35%)
Adjusted EBITDA from organic business (excluding the impact of any corporate development transactions and costs associated with a potential CNP-104 option exercise)	$235M	$250M	$>260M	$268M(7)
	(30%)	(35%)	(40%)	(40%)
CREATE GREAT PLACE TO WORK (5%)
Achieve a certain number of objectives on the corporate DEI scorecard	Committee judgment on actual performance	Specified Number	N/A	Target(8)
Maintain confidence in Ironwood’s strategy and culture, measured by positive response rate range on annual employee engagement survey	Committee judgment on actual performance	>50%	N/A	Target(9)
		(5%)		(5%)
			TOTAL	120%
Notes to 2023 Company Performance Targets and Results Table
(1)
Goal exceeded. LINZESS U.S. net sales were $1,073 million for the year ended December 31, 2023. LINZESS U.S. net sales are reported by our U.S. partner, AbbVie.

(2)
Goal exceeded. In June 2023, the U.S. FDA approved LINZESS as a once-daily treatment for pediatric patients ages 6-17 years old with functional constipation, making LINZESS the first and only FDA-approved prescription therapy for functional constipation in this patient population. Specific target thresholds are not disclosed for competitive reasons.

(3)
Goal exceeded. Specific details and target thresholds are not disclosed for competitive reasons.

(4)
Goal exceeded. In June 2023, we completed a tender offer to purchase 98% of the outstanding ordinary shares of VectivBio Holding AG. In December 2023, we completed a squeeze-out merger to acquire all remaining shares. Specific target thresholds are not disclosed for competitive reasons.

(5)
Goal achieved. Specific details and target thresholds are not disclosed for competitive reasons.

(6)
Goal was below target. Specific details and target thresholds are not disclosed for competitive reasons.

(7)
Goal exceeded. Our adjusted EBITDA, which was calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs, from GAAP net income, was ($884.8) million for the year ended December 31, 2023. When excluding from adjusted EBITDA the impact of corporate development activities in 2023, which include all profit and loss incurred by VectivBio subsequent to the VectivBio acquisition, and the payment recognized in the second quarter of 2023 in connection with the amendment of the COUR Collaboration Agreement, our adjusted EBITDA from our organic business was $267.6 million for the year ended December 31, 2023.

(8)
Goal achieved.

(9)
Goal achieved.

2024 Proxy Statement   35

In support of the 2023 corporate goals identified above, our compensation and HR committee assigned a specific subset of individual goals for each of our named executive officers as described below.
Name	Summary of Individual Goals
Thomas McCourt
•
Board and Investor Relations: Engage with the board of directors to align strategic and operational objectives to optimize the value of the company. Engage with shareholders, analysts, and potential shareholders to convey the potential value of the company and associated risks and ultimately foster stock price growth.

•
Strategic Opportunities: Lead the assessment of strategic opportunities and champion efforts where appropriate to drive corporate value. Drive the successful integration of VectivBio into Ironwood to optimize value.

•
Operational Performance: Lead and motivate the business towards the accomplishment of the 2023 corporate goals established by the board of directors.

•
Talent & Leadership: Continue to strengthen the effectiveness of the executive leadership team, providing opportunities to advance their professional development and enhance team dynamics. Serve as the cultural champion of the organization.

Sravan Emany
•
2023 Operating Plan: Champion achievement by collaborating with the commercial and brand teams to ensure proper investment in brand growth drivers and achievement of targeted LINZESS objectives. Drive fiscal management to ensure the attainment of financial goals.

•
Investor Relations: Engage with the board of directors, shareholders, analysts, and potential shareholders to convey the potential value of the company and associated risks; ultimately foster stock price growth. Strengthen the investor relations and corporate communications messaging and expand analyst coverage.

•
Corporate Development and Strategy: Collaborate with the Corporate Development function in assessing and negotiating potential transactions to enhance the value of the company. Advise management and the project team on financial opportunities and risks inherent in the transaction and mitigate those risks to the extent possible. Lead the efforts to negotiate and secure required financing to complete the transition.

•
VectivBio Integration: Lead the effort to sustain required functionalities without disruption, identify integration objectives, and achieve process and system synergies.

•
Finance Leadership: Oversee and develop the Finance function to ensure appropriate controls are in place over financial reporting and effective management of capital access and structure, and treasury operations.

•
IT and Facilities: Assume oversight of the Information Technology, or IT, and Facilities functions, including reassessing capabilities, risk, and investment to support operations and potential business development transactions.

Andrew Davis
•
Corporate Strategy: Lead efforts towards a well-defined and executed corporate strategy. Ensure the board of directors and company leadership are aligned on objectives. Continually evaluate potential alternatives and adaptations, factoring the degrees of success with various initiatives.

•
LINZESS Revenue and Life-Cycle Management: Lead the Commercial and Brand functions to ensure delivery of growth drivers, including achieving pre-determined sale targets. Expanding the commercial use of LINZESS with respect to pediatric patients ages 6-17 years old with FC.

•
Commercial Leadership: Strengthen leadership of the Commercial function, ensuring proactive ownership, communication, and engagement in growth strategies and tactics. Maintain and build a relationship with our U.S. partner, AbbVie.

36   Ironwood

Name	Summary of Individual Goals

•
Corporate Development Leadership: Lead the Corporate Development function in identifying, assessing, and closing on strategic initiatives to expand our product portfolio. Ensure proper prioritizing of opportunities, robust diligence and valuation work, negotiation of terms, and completion of transactions.

•
VectivBio Integration: Create and manage the framework to successfully integrate VectivBio into Ironwood, preserving the value and sustaining focus on progressing the apraglutide pipeline. Assume leadership for apraglutide’s commercial and distribution plans.

John Minardo
•
LINZESS Support: Effectively partner with the Commercial and R&D functions, as well as our U.S. partner, AbbVie, to support LINZESS, including advice on new consumer messaging and interactions with healthcare professionals on the new pediatric opportunity. Oversee our promotional review process and ensure compliance and timely review of the materials. Advise the business on the potential impacts and strategies to address potential generic challenges.

•
Corporate Risk Review: Partner with the board of directors and senior leadership to identify and mitigate organizational risks and minimize corporate exposure through effective legal counsel that balances or achieves business objectives and reduces opportunities for claims against Ironwood.

•
Corporate Development and Strategy: Lead the legal assessment of potential proposed transactions. Advise management and the project team on business risks inherent in the transaction, including intellectual property matters and mitigate risks to the extent possible through agreement negotiations and drafting. Lead the legal structuring and closing of transactions.

•
VectivBio Integration: Lead the effort to complete the public transaction of the acquired business. Improve the contracting process by incorporating VectivBio business to minimize disruption to the business. Build capabilities to support foreign operations.

•
Strengthen the leadership of the Legal team: Appropriately align and develop our legal capabilities in corporate governance, contracts, SEC filings, intellectual property, employee matters, public disclosures and corporate compliance.

•
DE&I Champion: Guide the DE&I Council, adding new perspectives to the dialogue. Co-lead the Reverse Mentorship Program and engage with our employee resource groups. Effectively advocate and promote the initiative to ensure the attainment of DE&I goals.

Michael Shetzline, M.D., Ph.D.
•
LINZESS Life-Cycle Management: Lead efforts to obtain regulatory approval of an expanded indication for pediatric patients ages 6-17 years old with FC in collaboration with our U.S. partner, AbbVie. Lead Data Sciences, Medical Affairs and our GI Insights Center to deliver a publication plan to maximize the value of our clinical trial data.

•
GI Pipeline Advancement: Expand our GI pipeline by advancing IW-3300 and CNP-104 studies. Identify potential life cycle management opportunities within the portfolio.

•
GI Pipeline Expansion: Collaborate with the Corporate Development function in identifying and assessing strategic initiatives to expand our product portfolio. Ensure proper prioritizing of opportunities and robust diligence from an R&D perspective.

•
VectivBio Integration and apraglutide program management: Identify and assimilate leadership to ensure the successful integration of VectivBio talent into the R&D function. Assess, prioritize, and manage sustained progress on apraglutide nonclinical, clinical, and chemistry, manufacturing, and controls (CMC) development, factoring life-cycle management considerations.

•
Strengthen leadership of the R&D function: Develop talent in the research and drug development function as world-class experts and trusted opinion leaders in GI.

In early 2024, Mr. McCourt evaluated the individual performance in 2023 of each of the named executive officers (other than himself) and provided feedback and made recommendations to our compensation and HR committee. The compensation and HR committee then determined the named executive officers’ compensation, taking into account

2024 Proxy Statement   37

Ironwood’s level of achievement of its 2023 corporate goals as determined by our board, that each named executive officer exceeded or achieved performance expectations for 2023, and peer group and other market data from the competitive assessment undertaken by our compensation and HR committee’s independent compensation consultant, Alpine Rewards, LLC, or Alpine, as discussed below.
Additional information on the basis for decisions about 2024 compensation relating to our named executive officers is available throughout this section and elsewhere in this proxy statement under the captions Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.
Compensation Decisions for 2023

Named Executive Officer Compensation Program
As in prior years, the three primary elements of our executive compensation program for 2023 were base salary, cash bonus and long-term equity incentive compensation.
2023 Base Salary
Base salaries are determined at an executive’s commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels or in connection with promotions or other changes in role and to reflect the performance of the named executive officer. In determining whether to adjust or recommend an adjustment to a named executive officer’s base salary, our compensation and HR committee takes into consideration factors such as our corporate performance in prior years, general economic factors and compensation parity among our named executive officers, as well as the abilities, performance and experience of the named executive officer. Our compensation and HR committee also reviews our named executive officers’ past compensation at the company and market data. In addition, our compensation and HR committee recommends, and our board approves, compensation determinations for our chief executive officer. Please see Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis for further information.
In February 2023, our compensation and HR committee reviewed and approved 2023 base salaries for our named executive officers for 2023, except for Mr. McCourt whose base salary is reviewed and recommended by our compensation and HR committee and approved by the independent directors of our board of directors. In March 2023, following a recommendation by our compensation and HR committee, the independent directors of our board of directors approved Mr. McCourt’s 2023 base salary. The increases in base salary for Messrs. McCourt, Emany, Davis and Minardo and Dr. Shetzline were based on our compensation and HR committee’s (and the board of directors’, in the case of Mr. McCourt) determination that each executive officer achieved or exceeded substantially all of his respective individual goals for 2022. In May 2023, the compensation and HR committee approved an additional increase to Mr. Emany’s 2023 base salary from $520,000 to $545,000 in recognition of the additional workload Mr. Emany would be assuming in connection with the elimination of the company’s chief operating officer role. The base salary determinations also took into account peer group and other market data from the competitive assessment conducted by Aon, our compensation consultant at the time, and discussed in more detail below. Base salary information for 2023 compared to base salary information for 2022 for each of our named executive officers is as follows:
Named Executive Officer	2022 Base Salary	2023 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$806,000	$834,210	$28,210	3.5%
Sravan Emany	$500,000	$545,000(1)	$45,000	9.0%
Andrew Davis	$460,000	$480,000	$20,000	4.3%
John Minardo	$494,000	$512,728	$18,728	3.8%
Michael Shetzline, M.D., Ph.D.	$513,040	$533,562	$20,522	4.0%

(1)
In May 2023, the compensation and HR committee approved an additional increase to Mr. Emany’s 2023 base salary from $520,000 to $545,000 in recognition of the additional workload Mr. Emany would be assuming in connection with the elimination of the company’s chief operating officer role.

38   Ironwood

Annual Cash Incentive Program for 2023 Performance
Our annual cash incentive program, or ACIP or cash bonus award, is designed to reward the achievement of our annual corporate goals and individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers and making sure our employees know clearly that we value their contributions. Each target bonus award, expressed as a percentage of an executive’s base salary, is determined annually and is based on the extent to which we achieved our corporate goals for the preceding year, the executive’s individual performance in that year against his or her individual goals as well as peer group and other market data. Target bonus percentages for 2023 for each of our named executive officers, which were unchanged from the respective target bonus percentages for 2022, are as follows:
Named Executive Officer	2023 Target Bonus (as a % of base salary)
Thomas McCourt	75%
Sravan Emany	50%
Andrew Davis	50%
John Minardo	45%
Michael Shetzline, M.D., Ph.D.	45%
We believe that these target bonus percentages align the target total cash compensation, as defined below, of our named executive officers with that of our peers, place appropriate emphasis on the achievement of our annual performance objectives and facilitate recruiting, retaining, and motivating our executive officers.
For each of our named executive officers, other than our chief executive officer, 70% of each 2023 cash bonus award was based solely on the achievement of our corporate goals and 30% was based on the named executive officer’s achievement of his individual goals as described above, and our corporate goals. In recommending for approval by the board the amount of Mr. McCourt’s 2023 cash bonus, our compensation and HR committee determined to set Mr. McCourt’s individual performance in 2023 to be equal to the company’s performance factor of 120%. The board reviewed and followed this recommendation in approving Mr. McCourt’s cash bonus award for 2023 performance.
The following table summarizes the calculation of our named executive officers’ cash bonus awards, other than for our chief executive officer. Mr. McCourt’s 2023 cash bonus was calculated by multiplying his target bonus percentage (75%) by the corporate performance factor, as noted above.
Component Calculation
Company Performance Only Component (Weighted 70%)	70% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier			=	Company Performance Only Component Payout
+
Company and Individual Performance Component (Weighted 30%)	30% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier	×	Individual Performance Achievement Multiplier	=	Company and Individual Performance Component Payout
Total Annual Bonus Payout

This approach was intended to closely align cash bonus award payouts with the achievement of our corporate goals, while taking into account individual performance (or, in the case of Mr. McCourt, equating company performance with

2024 Proxy Statement   39

individual performance) and making bonus determinations in a transparent way. As described above, the company performance achievement multiplier for 2023 was 120%. In February 2024, our compensation and HR committee, determined that each of our named executive officers (other than Mr. McCourt, whose individual performance was equated with company performance) achieved or exceeded pre-established individual goals for 2023, resulting in the following individual performance achievement multipliers and bonus ratios to target bonus percentage (after applying the 70%/30% weighting and taking into account the company performance achievement multiplier of 120%).The compensation and HR committee then reviewed and approved (or, in the case of Mr. McCourt, recommended that the board approve, which recommendation was followed by the board) the following bonuses for 2023 performance for our named executive officers:
Named Executive Officer	Individual Performance	Actual Bonus to Target Bonus Ratio	Annual Cash Incentive Program for 2023 Performance
Thomas McCourt	120%(1)	120%	$750,780
Sravan Emany	135%	133%	$361,335
Andrew Davis	140%	134%	$322,560
John Minardo	110%	124%	$284,929
Michael Shetzline, M.D., Ph.D.	125%	129%	$309,733

(1)
As described above, our compensation and HR committee also recommended, and our board determined that Mr. McCourt’s individual performance achievement multiplier was 120% on the basis that such multiplier was equal to the corporate performance achievement multiplier of 120%.

2023 Long-Term Equity Awards
Long-term equity incentive compensation granted in 2023 represented, on average, approximately 70% of each named executive officer’s total compensation for the year (based on the grant date fair value of equity awards, with performance-based restricted stock unit, or PSU, awards measured at target). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of “pay for performance” and closely ties our executives’ pay outcomes to stockholder value creation. We also use equity awards as our incentive vehicle for long-term compensation to attract, reward and retain our named executive officers and to align the interests of our named executive officers with those of stockholders. We typically grant equity awards in the first quarter of each year based on our performance in the prior year.
Throughout the year, our compensation and HR committee may award additional equity grants as circumstances warrant. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our named executive officers as a group or to any particular named executive officer, but for 2023 set an equity pool based on peer group and other market data from a competitive assessment prepared by its compensation consultant as discussed below. In addition to peer group and market data, our compensation and HR committee also considers other factors, including input from its compensation consultant and the amount of unvested equity held by a named executive officer, in determining the size of individual equity awards.
2023 Annual Equity Awards
In early 2023, the compensation and HR committee determined that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and RSUs. For PSUs, the compensation and HR committee further determined that performance under our PSU awards should be measured against total shareholder return, or TSR, using absolute TSR (50%), or aTSR, and relative TSR (50%), or rTSR, performance metrics in order to tie further the compensation of our named executive officers to stockholder value creation and hold our executives accountable for our stock price performance. The compensation and HR committee further determined that the three-year performance period for the 2023 PSUs should start on March 1, 2023 and end on February 28, 2026. This change to how the performance period is measured (relative to PSUs granted in prior years, in which the performance period aligned with the calendar year) will enable both performance metrics to take into account current financial information through the most recent fiscal year-end, as well as any changes in

40   Ironwood

financial guidance that may have affected the stock price of the company and the rTSR peer group companies throughout the performance period.
The 2023 PSUs use the following metrics, weighting and vesting opportunity:
Performance Metric	Weight	Performance Period	Threshold	Target	Above Target	Maximum
2023 aTSR PSUs	50%	Three years ending February 28, 2026	50% attainment: 30 calendar-day average closing share price of $13.23 or above	100% attainment: 30 calendar-day average closing share price of $13.80 or above	200% attainment: 30 calendar-day average closing share price of $15.53 or above	400% attainment: 30 calendar-day average closing share price of $17.25 or above
2023 rTSR PSUs(1)	50%	Three years ending February 28, 2026	50% attainment: rTSR at the 25th percentile compared to rTSR peer group through February 2026	100% attainment: rTSR at the 50th percentile compared to rTSR peer group through February 2026	N/A	200% attainment: rTSR at the 75th percentile compared to rTSR peer group through February 2026

(1)
If the TSR percentile rank falls between Threshold, Target or Maximum goals, the percentage of rTSR PSUs earned shall be interpolated on a straight-line basis. Attainment for the 2023 rTSR PSUs is capped at 100% where the company’s TSR is negative.

At the time they were designated, the peer group companies selected for the 2023 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood’s 30-day market value capitalization as of December 31, 2022, was at the 47th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2023 rTSR PSUs, which included all of our executive compensation peers:

2024 Proxy Statement   41

ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Insmed, Inc. (Nasdaq: INSM)
ADMA Biologics (Nasdaq: ADMA)	Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
Alkermes plc (Nasdaq: ALKS)	Ionis Pharmaceuticals, Inc. (Nasdaq: IONS)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA)
Apellis Pharmaceuticals, Inc. (Nasdaq: APLS)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Arcus Biosciences, Inc. (Nasdaq: RCUS)	Myriad Genetics, Inc. (Nasdaq: MYGN)
Arrowhead Pharmaceuticals, Inc. (Nasdaq: ARWR)	Natera, Inc. (Nasdaq: NTRA)
Avid Bioservices, Inc. (Nasdaq: CDMO)	Novavax, Inc. (Nasdaq: NVAX)
BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX)	Organogenesis Holdings Inc. (Nasdaq: ORGO)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	REGENXBIO Inc. (Nasdaq: RGNX)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Cytokinetics, Inc. (Nasdaq: CYTK)	Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX)
Deciphera Pharmaceuticals (Nasdaq: DCPH)	Travere Therapeutics, Inc. (Nasdaq: TVTX)
Denali Therapeutics, Inc. (Nasdaq: DNLI)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Dynavax Technologies Corporation (Nasdaq: DVAX)	Veracyte, Inc. (Nasdaq: VCYT)
Exact Sciences Corporation (Nasdaq: EXAS)	Vericel Corporation (Nasdaq: VCEL)
Exelixis, Inc. (Nasdaq: EXEL)	Vir Biotechnology, Inc. (Nasdaq: VIR)
FibroGen, Inc. (Nasdaq: FGEN)	Xencor Inc. (Nasdaq: XNCR)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)
In March 2023, our named executive officers were granted RSUs and PSUs, in each case under our 2019 Plan. RSUs granted in 2023, other than for our chief executive officer, vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to continued employment on each vesting date, which is the vesting schedule typically used for RSU awards granted to employees. RSUs granted in 2023 to Mr. McCourt vest as to 33.3% of the underlying shares on each approximate anniversary of the grant date of the award, subject to his continued employment on each vesting date. As described above, the 2023 PSU awards are subject to aTSR and rTSR performance goals, and are measured over a three-year performance period ending February 28, 2026.

42   Ironwood

The RSUs and PSUs granted to our named executive officers in March 2023 were as follows:
Named Executive Officer	2023 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2023 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	240,594	240,595
Sravan Emany	74,235	74,236
Andrew Davis	74,325	74,236
John Minardo	65,502	65,502
Michael Shetzline, M.D., Ph.D.	69,869	69,869
In making its determinations with respect to the size of the equity awards granted to each of our named executive officers, our compensation and HR committee took into account peer group and other market data from the Aon competitive assessment discussed below, as well as other factors including each executive’s current equity holdings, expected future contributions and retention.
In February and March 2024, our compensation and HR committee certified that, with respect to the 2023 aTSR PSUs, the achievement of the “threshold” and “target” company share price targets, as specified in the 2023 PSUs metrics table above, were satisfied, resulting in 50% and 100% attainment, respectively, of the 2023 aTSR PSUs performance metric. Additional 2023 aTSR PSUs may vest upon the achievement of the additional stock price vesting targets specified above during the performance period ending February 28, 2026.
2021 rTSR PSUs Payout
In early 2021, our compensation and HR committee chose rTSR performance as the sole PSU performance metric in our 2021 executive equity compensation program to further tie the compensation of our named executive officers to stockholder value, as described in our 2022 proxy statement filed with the SEC on April 21, 2022.
The 2021 rTSR PSUs had the following metrics and vesting opportunities:
Performance Metric	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)
2021 rTSR PSUs	Three years ending December 31, 2023	rTSR at the 25th percentile compared to rTSR peer group through 2023	rTSR at the 50th percentile compared to rTSR peer group through 2023	rTSR at the 75th percentile compared to rTSR peer group through 2023(1)

(1)
Attainment for the 2021 rTSR PSUs is capped at 100% where the company’s TSR is negative.

In January 2024, our compensation and HR committee certified that, with respect to the 2021 rTSR PSUs, the achievement of the rTSR percentile rank compared to the rTSR peer group for the performance period, which ended on December 31, 2023, was 72%, resulting in a 100% attainment of this performance metric, since the company’s total stockholder return was negative over the three-year performance period.
Executive Severance Agreements and Benefits in the Event of a Change of Control
The severance arrangements that we have with our named executive officers, as well as other benefits provided in the event of a change of control, are described elsewhere in this proxy statement under the captions Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control. Severance benefits are only payable if the named executive officer has complied with all of our rules and policies, has executed a separation agreement that includes a release of claims and complies with his or her post-employment nondisclosure, noncompetition and non-solicitation obligations. We believe that

2024 Proxy Statement   43

offering these payments and benefits assists us in recruiting, retaining and motivating executive officers, facilitates the operation of our business, allows our named executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing departures with mutually understood separation benefits.
Other Compensation
We maintain broad-based benefits, including health insurance, life and disability insurance, dental insurance, remote work and well-being stipends, commuter subsidies (for employees who reside in Massachusetts and neighboring states), and a 401(k) plan with a matching contribution equal to the greater of: (a) 100% of employee contributions on the first 3% of eligible compensation and 50% of employee contributions on the next 3% of eligible compensation; or (b) 75% of the first $10,000 of employee contributions.
Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.
Compensation Decisions for 2024

2024 Base Salary
In February 2024, our compensation and HR committee reviewed and approved 2024 base salaries for our named executive officers, except for Mr. McCourt, whose base salary is reviewed and recommended by our compensation and HR committee and approved by the independent directors of our board of directors. In March 2024, following a recommendation by our compensation and HR committee, the independent directors of our board of directors approved Mr. McCourt’s base salary. The increases in base salary for our named executive officers were based on our compensation and HR committee’s (and the board of directors’, in the case of Mr. McCourt) determination that each executive officer achieved or exceeded substantially all of his respective individual goals for 2023. These base salary determinations also took into account peer group and other market data from the competitive assessment conducted by Alpine and discussed in more detail below. Base salary information for 2024 compared to base salary information for 2023 for each of our named executive officers, is as follows:
Named Executive Officer	2023 Base Salary	2024 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$834,210	$867,568	$33,358	4.0%
Sravan Emany	$545,000	$569,525	$24,525	4.5%
Andrew Davis	$480,000	$510,000	$30,000	6.3%
John Minardo	$512,728	$531,745	$19,017	3.7%
Michael Shetzline, M.D., Ph.D.	$533,562	$557,572	$24,010	4.5%
2024 Annual Equity Awards
In early February 2024, the compensation and HR committee again determined that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and RSUs. For PSUs, the compensation and HR committee further determined that performance under our PSU awards should again be measured against both an aTSR (50%) and an rTSR performance metric (50%) in order to continue to tie the compensation of our named executive officers to stockholder value creation and hold our executives accountable for our stock price performance. The compensation and HR committee further determined that the three-year performance period for the 2024 PSUs should start on March 1, 2024 and end on February 28, 2027, similar to the approach it took in 2023. This approach will enable both performance metrics to take into account current financial

44   Ironwood

information through the most recent fiscal year-end, as well as any changes in financial guidance that may have affected the stock price of the company and the rTSR peer group companies throughout the performance period.
The 2024 PSUs use the following metrics, weighting and vesting opportunity:
Performance Metric	Weight	Performance Period	Threshold	Target	Above Target	Maximum
2024 aTSR PSUs	50%	Three years ending February 28, 2027	50% attainment: 30 calendar-day average closing share price of $16.38 or above	100% attainment: 30 calendar-day average closing share price of $17.09 or above	200% attainment: 30 calendar-day average closing share price of $19.22 or above	400% attainment: 30 calendar-day average closing share price of $21.36 or above
2024 rTSR PSUs(1)	50%	Three years ending February 28, 2027	50% attainment: rTSR at the 25th percentile compared to rTSR peer group through February 2027	100% attainment: rTSR at the 50th percentile compared to rTSR peer group through February 2027	N/A	200% attainment: rTSR at the 75th percentile compared to rTSR peer group through February 2027

(1)
If the TSR percentile rank falls between Threshold, Target or Maximum goals, the percentage of rTSR PSUs earned shall be interpolated on a straight-line basis. Attainment for the 2024 rTSR PSUs is capped at 100% where the company’s TSR is negative.

At the time they were designated, the peer group companies selected for the 2024 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $500 million and $15 billion in market capitalization; Ironwood’s 30-day average market value capitalization as of December 31, 2023 was at the 44th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2024 rTSR PSUs, which included all of our executive compensation peers:

2024 Proxy Statement   45

ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Krystal Biotech, Inc. (Nasdaq: KRYS)
ADMA Biologics, Inc. (Nasdaq: ADMA)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Agios Pharmaceuticals, Inc. (Nasdaq: AGIO)	MacroGenics, Inc. (Nasdaq: MGNX)
Alkermes plc (Nasdaq: ALKS)	MannKind Corporation (Nasdaq: MNKD)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Mirati Therapeutics, Inc. (Nasdaq: MRTX)
Apellis Pharmaceuticals, Inc. (Nasdaq: APLS)	Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM)
Ardelyx, Inc. (Nasdaq: ARDX)	Neurocrine Biosciences, Inc. (Nasdaq: NBIX)
BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX)	Organogenesis Holdings Inc.(Nasdaq: ORGO)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Sage Therapeutics, Inc. (Nasdaq: SAGE)
Deciphera Pharmaceuticals, Inc. (Nasdaq: DCPH)	Sarepta Therapeutics, Inc. (Nasdaq: SRPT)
Dynavax Technologies Corporation (Nasdaq: DVAX)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Exelixis, Inc. (Nasdaq: EXEL)	TG Therapeutics, Inc. (Nasdaq: TGTX)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)	Travere Therapeutics, Inc. (Nasdaq: TVTX)
ImmunoGen, Inc. (Nasdaq: IMGN)	Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE)
Incyte Corporation (Nasdaq: INCY)	United Therapeutics Corporation (Nasdaq: UTHR)
Insmed Incorporated (Nasdaq: INSM)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Ionis Pharmaceuticals, Inc. (Nasdaq: IONS)	Vericel Corporation (Nasdaq: VCEL)
In February 2024, our named executive officers, other than our chief executive officer, were granted RSUs and PSUs, in each case under our Amended 2019 Plan. In March 2024, our chief executive officer was granted RSUs and PSUs, in each case under our Amended 2019 Plan. RSUs granted in 2024, other than for our chief executive officer, vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to continued employment on each vesting date, which is the vesting schedule typically used for RSU awards granted to employees. RSUs granted in 2024 for Mr. McCourt vest as to 33.3% of the underlying shares on each approximate anniversary of the grant date of the award, subject to his continued employment on each vesting date. As described above, the 2024 PSU awards are subject to aTSR and rTSR performance goals, and are measured over a three-year performance period ending February 28, 2027.

46   Ironwood

The RSUs and PSUs granted to our named executive officers in either February or March of 2024, as applicable, were as follows:
Named Executive Officer	2024 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2024 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	264,876	264,876
Sravan Emany	65,312	65,312
Andrew Davis	65,312	65,312
John Minardo	54,426	54,427
Michael Shetzline, M.D., Ph.D.	54,426	54,427
Basis for Our Compensation Policies and Decisions

Our Values and Goals
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture and values.
We are guided by the following principles with respect to our compensation determinations:
•
design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

•
foster and support our performance-driven culture by setting clear, aggressive, high-value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

•
as with all spending, serve as careful stewards of our stockholders’ assets when making compensation decisions;

•
maximize our employees’ sense of ownership so that they have a long-term owner’s perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood through equity-based awards;

•
recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug development, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

•
foster a strong team culture, focused on our principles of great drug development and commercialization, which is reinforced through our compensation and incentive programs;

•
design compensation and incentive programs that are fair, equitable and competitive; and

•
design compensation and incentive programs that are simple and understandable.

2024 Proxy Statement   47

Executive Compensation Governance
Highlighted procedures and tools that we use to ensure the effective governance of our compensation plans and decisions include:
•
our compensation and HR committee has the authority to hire independent counsel, compensation consultants and other advisors;

•
our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

•
as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•
other than our broad-based benefits, including health, transportation, remote work and well-being stipends and a 401(k) plan that we make available to our U.S.-based employees, we offer limited perquisites, as described herein;

•
our executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

•
eight of our nine directors are independent, including all members of our compensation and HR committee, and we have instituted stock ownership guidelines that require directors to accumulate and continuously hold a specified amount of our Class A common stock (see Director Stock Ownership Guidelines elsewhere in this proxy statement for additional information);

•
we have instituted executive stock ownership guidelines that require executive officers to accumulate and continuously hold a specified amount of our Class A common stock (see Executive Officer Stock Ownership Guidelines elsewhere in this proxy statement for additional information); and

•
we adopted a new clawback policy in accordance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards effective October 2023. The clawback policy requires the clawback of erroneously awarded incentive-based compensation of former or current executive officers awarded during the three-year period preceding the date on which the company was required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws. There is no fault or misconduct required to trigger a clawback and we will not indemnify any former or current executive officers against the loss of any erroneously awarded compensation that is recouped pursuant to the terms of the clawback policy, or any claims relating to our enforcement of our rights under the clawback policy.

Compensation Determination Process
Our corporate governance guidelines and the charter of the compensation and HR committee provide that (i) our board should assess the company’s corporate performance and (ii) our compensation and HR committee should recommend, and the independent directors of our board should approve, the compensation determination for our chief executive officer. In determining the compensation of our chief executive officer, the independent directors of our board deliberate and vote on the chief executive officer’s compensation outside of the presence of the chief executive officer, and the chief executive officer and any other non-independent directors abstain from such determination.
In January 2024, our board met and, following the recusal of non-independent directors, approved our corporate goal achievement for 2023. Following the board’s corporate goal assessment, our compensation and HR committee evaluated the performance of our executive officers (other than Mr. McCourt), including performance against goals and objectives relevant to such executive officers’ compensation, and then approved salary increases, 2023 cash incentive bonuses and 2024 cash incentive bonus targets and equity awards for 2024 for these executives. The compensation and HR committee similarly evaluated Mr. McCourt’s performance and made a recommendation to the

48   Ironwood

independent directors of our board relating to Mr. McCourt’s bonus for 2023 performance (which was determined based on company performance) and his annual equity award, base salary and target bonus percentage for 2024. In making these compensation-related decisions or recommendations for 2023 performance, our compensation and HR committee considered the competitive assessment prepared by Alpine, as described in more detail below, as well as the other factors described in this Compensation Discussion and Analysis.
At its meeting in March 2024, the independent directors of our board approved Mr. McCourt’s 2023 bonus, and 2024 salary increase, equity awards and target bonus percentage; Mr. McCourt was not present for the independent directors’ deliberation and determination on these compensation items.
The compensation and HR committee also reviews our bonus pool, which is calibrated based on corporate performance, and approves our equity pools, which are calibrated for competitive market practice, and assigns a portion of each of these pools to all of our employees other than our executive officers. Allocation decisions with respect to these portions are made by members of senior management designated by our compensation and HR committee.
Our compensation and HR committee also evaluates our compensation policies annually, taking into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. Additionally, our compensation and HR committee or board (in the case of the determinations relating to chief executive officer compensation) may recommend or decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer’s specific circumstances or, if warranted by competitive market conditions, to grant retention or additional equity awards to attract, retain and motivate skilled personnel. We believe that this discretion and flexibility allows our compensation and HR committee and board (in the case of determinations of our chief executive officer’s compensation) to better achieve our compensation objectives.
Executive Officer Stock Ownership Guidelines
Following a competitive assessment of market data related to executive officer stock ownership requirements provided by Aon and guidance published by Investor Advisory Service, in October 2020, our compensation and HR committee recommended, and, in December 2020, our board approved, Executive Officer Stock Ownership Guidelines. In February 2022, our compensation and HR committee amended and restated our Executive Officer Stock Ownership Guidelines to exclude the value of vested “in the money” stock options towards satisfying our executive officer stock ownership requirements. We believe our Executive Officer Stock Ownership Guidelines further align the interests of our executive officers with those of our stockholders and also incentivize executive officers to focus on maximizing long-term value.
Our Executive Officer Stock Ownership Guidelines, as amended, provide that our chief executive officer is required to hold shares of the company’s Class A common stock with a value equal to at least four (4) times his or her annual base salary and that each executive officer is required to hold shares of the company’s Class A common stock with a value equal to one (1) times his or her annual base salary. Executive officers are required to achieve the applicable level of ownership by the later of December 2025 (five years from the date of adoption of the Executive Officer Stock Ownership Guidelines in December 2020) or the fifth anniversary of the date a person was initially designated as an executive officer of the company. Shares that count towards satisfaction of the Executive Officer Stock Ownership Guidelines include shares held outright by the executive officer or a member of his or her immediate family, shares held in trust for the benefit of the executive officer or a member of his or her immediate family, shares held in the company’s employee stock purchase plan or deferred compensation retirement plans and unvested RSUs net of applicable taxes. Vested “in the money” stock options and unearned performance-based awards do not count towards satisfaction of these ownership requirements.
Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders of the company each year based on the annualized salary then in effect for each officer. Failure to comply with the Executive Officer Stock Ownership Guidelines will (among other things, as may be determined by the compensation and HR committee) require executive officers to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity

2024 Proxy Statement   49

awards or the exercise of stock options. As of March 31, 2024, each of our executive officers was in compliance with our Executive Officer Stock Ownership Guidelines.
Role of the Compensation and HR Committee
As set forth in its written charter, our compensation and HR committee has the responsibility for evaluating the performance of our executive officers, taking into account the determination of our board with respect to our corporate performance; reviewing and approving the compensation of our executive officers (other than our chief executive officer); reviewing and recommending to the board our chief executive officer’s compensation; recommending to the board the adoption of new compensation plans; administering our existing plans; reviewing and recommending director and committee compensation to the board; reviewing and overseeing our Executive Officer Stock Ownership Guidelines; overseeing succession planning for our senior management; reviewing and recommending to the board for approval of any “clawback” or recoupment policy; reviewing risks associated with our compensation policies and practices; and overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.
In 2023, our compensation and HR committee made all of the compensation determinations with respect to each of our named executive officers, other than Mr. McCourt.
In making its determinations relating to compensation for performance in 2023, our compensation and HR committee took into account the feedback and recommendations from Mr. McCourt, including the feedback Mr. McCourt received from the named executive officer’s direct reports and other members of our management team.
Role of the Compensation Consultant: Benchmarking and Peer Group Analysis
Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2023, our compensation and HR committee exercised such authority and engaged Aon as its compensation consultant from January until August and replaced Aon with Alpine from September through December. Alpine was selected based upon its reputation and experience as a compensation consultant and in its work with companies similar to Ironwood. Each of Aon and Alpine, at each compensation consultants respective time, reported directly to our compensation and HR committee throughout the period of each compensation consultants engagement.
Other than the purchase of certain benefits surveys, director and employee compensation benchmarking data from Aon and Alpine in 2023 and certain other accounting and consulting services requested by the company related to equity plan matters, including forfeiture rate analysis, PSU award design, and 2023 rTSR PSU and Pay versus Performance valuations, Aon and Alpine did not provide us with services in 2023 other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee’s engagements with both Aon and Alpine, it was determined that neither Aon nor Alpine had a conflict of interest in their respective roles as compensation consultant under applicable rules for the period of their engagement.
In order to assist our compensation and HR committee in setting 2023 compensation, Aon conducted competitive assessments of 2022 target compensation for our named executive officers, with a focus on the following components of our named executive officer compensation:
•
base salary;

•
target total cash compensation (which is base salary plus the target bonus);

•
long-term equity incentives (which are valued based on grant date fair value); and

•
target total direct compensation (which is target total cash compensation plus the grant date value of the most recent long-term incentive grant).

50   Ironwood

In conducting this assessment, Aon analyzed the components of our named executive officer compensation listed above, in each case measured against the 25th, 50th and 75th percentiles of our executive compensation peer group. Our peer group is reviewed at least annually by our compensation and HR committee. In setting our peer group, our compensation and HR committee applies a qualitative lens to help focus the potential group on the companies with which we are competing for talent. Our compensation and HR committee first identifies a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies’ peer groups, as well as companies included in third party peer group assessments. Our compensation and HR committee then considers certain size filters including market capitalization, revenue, and number of employees, as well as certain business model filters including commercial focus, and growth. The peer group that Aon proposed and that the compensation and HR committee used as a reference point in connection with 2023 compensation decisions is composed of the following 17 companies, which at the time they were designated as our peer group had a median 30-day average market capitalization of approximately $2.1 billion, median revenue of approximately $380 million, a median of 495 employees, and a commercial drug or drug candidate in later stage development:
ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Alkermes plc (Nasdaq: ALKS)	Organogenesis Holdings Inc. (Nasdaq: ORGO)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
Dynavax Technologies Corporation (Nasdaq: DVAX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Radius Health, Inc. (Nasdaq: RDUS)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)	Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE)
Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
In assisting our compensation and HR committee in setting 2023 compensation, Aon presented proxy peer data as well as results from the Radford Global Life Sciences Survey, or Radford Survey, which was comprised of companies that represent a broader market perspective and similar employee population to us, and a Market Composite, which combined the peer group data and data from the Radford Survey by weighting each source equally. Although this competitive assessment was not used to mandate any specific compensation decisions, our compensation and HR committee considered the results of this assessment when making base salary, cash bonus and long-term equity incentive award determinations with respect to our named executive officers in early 2023.
In October 2023, our compensation and HR committee approved a new peer group, which Alpine used as a reference point in advising our compensation and HR committee regarding compensation decisions made beginning in the fourth quarter of 2023. Alpine recommended that five companies from our existing peer group be removed because they either no longer met the revenue screening criterium (Coherus BioSciences, Inc., Organogenesis Holdings Inc. and Vanda Pharmaceuticals, Inc.), or had been, or were in the process of being acquired (Intercept Pharmaceuticals, Inc. and Radius Health Inc.) and identified five potential companies (Ardelyx, Inc., BioCryst Pharmaceuticals, Inc., Insmed, Inc., Mirum Pharmaceuticals, Inc. and Travere Therapeutics, Inc.), to replace the five companies that were recommended to be removed from the prior peer group. This updated peer group is comprised of the following 17 companies, which at the time of approval by our compensation and HR committee had a median 30-day average market capitalization of approximately $1.5 billion, median revenue of approximately $427 million, a median of 250 employees and a commercial drug or drug candidate in later stage development:

2024 Proxy Statement   51

ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Insmed, Inc. (Nasdaq: INSM)
Alkermes plc (Nasdaq: ALKS)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM)
Ardelyx, Inc. (Nasdaq: ARDX)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Travere Therapeutics, Inc. (Nasdaq: TVTX)
Dynavax Technologies Corporation (Nasdaq: DVAX)	Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)
Tax and Accounting Considerations
While our compensation and HR committee may consider the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2023.
Executive Compensation Risk Assessment
Our compensation and HR committee engaged Alpine to conduct a formal compensation risk assessment in December 2023. The compensation and HR committee then reviewed our 2023 compensation policies as generally applicable to our employees and determined that our policies did not encourage excessive and unnecessary risk-taking, and that the level of risk that they did encourage was not reasonably likely to have a material adverse effect on the company. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies related to 2023 compensation:
•
our use of different types of compensation vehicles provided a balance of long and short-term incentives with fixed and variable components;

•
we granted equity-based awards consisting of a mixed balance of time-based vesting and performance-based awards, which encouraged participants to look to long-term appreciation in equity values;

•
our annual bonus determinations for each employee were dependent on achievement of a diverse set of company-level goals, which we believe promoted long-term value; and

•
our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduced the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

52   Ironwood

Compensation Committee Report
We have:
1.
reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

2.
based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Andrew Dreyfus, Chair
Mark Currie, Ph.D.
Jon Duane
Marla Kessler

2024 Proxy Statement   53

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2023, 2022 and 2021, or such shorter period of the named executive officer’s service.
Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas McCourt Chief Executive Officer	2023	833,668	—	5,974,255(4)	—	750,780	24,567	7,583,270
	2022	805,404	143,300	6,473,069	—	453,375	18,118	7,893,266
	2021	732,053	143,300	7,236,498	—	680,063	18,090	8,810,004
Sravan Emany Senior Vice President, Chief Financial Officer	2023	535,000	—	1,843,347(5)	—	361,335	17,550	2,757,232
	2022	500,000	—	—	—	198,750	13,612	712,362
	2021	28,846	200,000	2,300,100	—	—	46	2,528,992
Andrew Davis Senior Vice President, Chief Business Officer	2023	479,615	—	1,843,347(6)	—	322,560	22,185	2,667,708
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
John Minardo Senior Vice President, Chief Legal Officer and Secretary	2023	511,927	—	1,626,486(7)	—	284,929	17,550	2,440,891
	2022	493,635	—	1,734,155	—	166,725	15,525	2,410,040
	2021	191,827	250,000	2,595,002	—	105,037	6,427	3,148,293
Michael Shetzline Senior Vice President, Chief Medical Officer, and Head of Research and Drug Development	2023	533,167	—	1,734,924(8)	—	309,733	17,550	2,595,374
	2022	512,482	121,000	2,080,982	—	188,735	15,525	2,918,724
	2021	483,447	121,000	1,727,931	—	285,405	18,090	2,635,873

*
Mr. Davis was not a named executive officer in 2021 and 2022.

(1)
Reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2023, see Note 13 to our consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K that we filed with the SEC on February 16, 2024. All values reported exclude the effects of potential forfeitures. With respect to rTSR PSUs and aTSR PSUs granted to the named executive officers in 2023, the aggregate grant date fair value was determined based on the target number of such awards at the date of grant. Assuming the maximum level of performance (200%) is achieved for the rTSR PSUs, the aggregate grant date fair value of the rTSR PSUs granted in 2023 is as follows: $3,394,781 for Mr. McCourt, $1,047,442 for Mr. Emany, $1,047,442 for Mr. Davis, $924,233 for Mr. Minardo and $985,837 for Dr. Shetzline. Assuming the maximum level of performance (400%) is achieved for the aTSR PSUs, the aggregate grant date fair value of the aTSR PSUs granted in 2023 is as follows: $6,771,496 for Mr. McCourt, $2,089,327 for Mr. Emany, $2,089,327 for Mr. Davis, $1,834,510 for Mr. Minardo and $1,966,447 for Dr. Shetzline.

(2)
Consists of payments made under our ACIP for performance in the relevant year. For a description of bonuses paid in 2024 for performance in 2023, see the disclosure included elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2023 Performance.

(3)
For each executive officer, consists of matching contributions made under our 401(k) plan, as well as an amount attributable to remote work and well-being stipends. The 401(k) matching contribution for each named executive officer for 2023 was $14,850. Amounts for Messrs. McCourt and Davis also include $7,017 and $4,636, respectively, for the incremental cost of gifts, spousal travel and attendance at certain Ironwood-sponsored events and meetings where the executives’ attendance was requested by the company, as well as the value of gifts received; these amounts are inclusive of tax gross-ups of $3,112 and $1,326 paid to Messrs. McCourt and Davis, respectively.

(4)
Includes the aggregate grant date fair value of 240,595 RSUs and 240,594 PSUs awarded to Mr. McCourt in March 2023, in connection with annual equity awards.

(5)
Includes the aggregate grant date fair value of 74,236 RSUs and 74,235 PSUs awarded to Mr. Emany in March 2023, in connection with annual equity awards.

(6)
Includes the aggregate grant date fair value of 74,236 RSUs and 74,235 PSUs awarded to Mr. Davis in March 2023, in connection with annual equity awards.

(7)
Includes the aggregate grant date fair value of 65,502 RSUs and 65,502 PSUs awarded to Mr. Minardo in March 2023, in connection with annual equity awards.

(8)
Includes the aggregate grant date fair value of 69,869 RSUs and 69,869 PSUs awarded to Dr. Shetzline in March 2023, in connection with annual equity awards.

54   Ironwood

Grants of Plan-Based Awards
The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2023. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2023 Performance. We granted annual long-term equity incentive compensation awards to our named executive officers in the form of RSUs and PSUs in March 2023.
All RSUs and PSUs granted in 2023 represented the right to receive shares of our Class A common stock upon the vesting of such awards. The vesting schedule of each such award included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.
Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)(#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
				Threshold	Target	Maximum
Thomas McCourt	RSUs	3/8/2023	—	—	—	—	240,595	$2,583,990
	rTSR PSUs	3/8/2023	—	60,149	120,297	240,594	—	$1,697,397
	aTSR PSUs	3/8/2023	—	60,149	120,297	481,188		$1,692,874
	ACIP	—	$625,658	—	—	—	—	—
Sravan Emany	RSUs	3/8/2023	—	—	—	—	74,236	$797,295
	rTSR PSUs	3/8/2023	—	18,559	37,117	74,234	—	$523,721
	aTSR PSUs	3/8/2023	—	18,559	37,118	148,472	—	$522,332
	ACIP	—	$272,500	—	—	—	—	—
Andrew Davis	RSUs	3/8/2023	—	—	—	—	74,236	$797,295
	rTSR PSUs	3/8/2023	—	18,559	37,117	74,234	—	$523,721
	aTSR PSUs	3/8/2023	—	18,559	37,118	148,472	—	$522,332
	ACIP	—	$240,000	—	—	—	—	—
John Minardo	RSUs	3/8/2023	—	—	—	—	65,502	$703,491
	rTSR PSUs	3/8/2023	—	16,376	32,751	65,502	—	$462,117
	aTSR PSUs	3/8/2023	—	16,376	32,751	131,004	—	$460,878
	ACIP	—	$230,525	—	—	—	—	—
Michael Shetzline	RSUs	3/8/2023	—	—	—	—	69,869	$750,393
	rTSR PSUs	3/8/2023	—	17,467	34,934	69,868	—	$492,919
	aTSR PSUs	3/8/2023	—	17,468	34,935	139,740	—	$491,612
	ACIP	—	$240,103	—	—	—	—	—

(1)
Consists of the target cash bonus amount for 2023 performance under our ACIP. As described in more detail elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2023 Performance, in 2023, Mr. McCourt had an individual bonus target percentage of 75% of his base salary, Messrs. Emany and Davis had an individual bonus target percentage of 50% of their base salaries, and Mr. Minardo and Dr. Shetzline had an individual bonus target percentage of 45% of their base salaries. 70% of bonuses awarded for performance in 2023 were tied solely to the achievement of our corporate goals for 2023, and 30% of bonuses awarded were tied to the achievement of corporate and individual performance goals. In determining Mr. McCourt’s cash bonus for 2023, the board equated Mr. McCourt’s individual performance with that of the company’s performance. Actual bonus payments for 2023 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.

(2)
Awards listed in the “Estimated Future Payouts Under Equity Incentive Plan Awards”column are rTSR and aTSR PSUs, and represent threshold, target and maximum potential future payouts with respect to the awards granted to each of our named executive officers in 2023. The rTSR PSUs are eligible to vest based on the achievement of an rTSR performance goal over a three-year performance period and aTSR PSUs are eligible to vest based on the achievement of share price targets during a three-year period as described elsewhere under the caption 2023 Long-Term Equity Awards in the Compensation Discussion and Analysis above.

(3)
Stock awards listed in the “All Other Stock Awards: Number of Shares of Stock or Units (#)” column are RSUs.

(4)
Reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with ASC 718, excluding the effects of potential forfeitures, with the grant date fair value of PSUs determined based on the target number of such awards at the date of grant. For a discussion of the assumptions used in the valuation of the RSU and PSU awards granted to our named executive officers in 2023, see footnote 2 to the Summary Compensation Table elsewhere in this proxy statement.

2024 Proxy Statement   55

Outstanding Equity Awards at Fiscal Year-End
As described in our 2021 Proxy Statement, portions of certain Ironwood equity awards were converted into Cyclerion equity awards in connection with our separation from Cyclerion Therapeutics, Inc., or Cyclerion, in April 2019, or the Separation, and are subject to substantially the same terms and conditions as were applicable to the Ironwood equity awards prior to the distribution. The following tables set forth information regarding outstanding Ironwood and Cyclerion equity awards held by each of our named executive officers on December 31, 2023, the last day of our last fiscal year. Information presented has been adjusted, as necessary, to reflect the impact of the Separation. The Cyclerion equity awards were granted to Mr. McCourt in connection with the Separation. None of our other named executive officers hold any Cyclerion equity awards.
Ironwood Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas McCourt	80,504	—	—	12.56	3/3/2024(2)	—	—	—	—
	97,500	—	—	13.91	3/16/2025(2)	—	—	—	—
	179,056	—	—	9.12	3/1/2026(2)	—	—	—	—
	166,018	—	—	14.93	2/27/2027(2)	—	—	—	—
	142,404	—	—	12.95	2/21/2028(2)	—	—	—	—
	384,982	—	—	11.49	1/29/2029(2)	—	—	—	—
	45,704	—	—	11.78	5/1/2029(2)	—	—	—	—
	—	—	—	—	—	240,595(3)	2,752,407	—	—
	—	—	—	—	—	311,811(4)	3,567,118	—	—
	—	—	—	—	—	249,617(5)	2,855,618	—	—
	—	—	—	—	—	—	—	248,868(6)	2,847,050
	—	—	—	—	—	—	—	120,297(7)	1,376,198
	—	—	—	—	—	—	—	120,297(8)	1,376,198
Sravan Emany	—	—	—	—	—	116,736(4)	1,335,460	—	—
	—	—	—	—	—	85,000(5)	972,400	—	—
	—	—	—	—	—	—	—	37,117(7)	424,618
	—	—	—	—	—	—	—	37,118(8)	424,630
Andrew Davis	—	—	—	—	—	165,306(4)	1,891,101	—	—
	—	—	—	—	—	—	—	39,370(6)	450,393
	—	—	—	—	—	—	—	37,117(7)	424,618
	—	—	—	—	—	—	—	37,118(8)	424,630
John Minardo	—	—	—	—	—	156,353(4)	1,788,678	—	—
	—	—	—	—	—	79,981(5)	914,983	—	—
	—	—	—	—	—	—	—	67,873(6)	776,467
	—	—	—	—	—	—	—	32,751(7)	374,671
	—	—	—	—	—	—	—	32,751(8)	374,671
Michael Shetzline	92,698	—	—	13.19	3/1/2029(9)	—	—	—	—
	—	—	—	—	—	160,081(4)	1,831,327	—	—
	—	—	—	—	—	57,971(5)	663,188	—	—
	—	—	—	—	—	—	—	81,447(6)	931,754
	—	—	—	—	—	—	—	34,934(7)	399,645
	—	—	—	—	—	—	—	34,395(8)	399,656

(1)
Market value is calculated by multiplying the number of RSUs or PSUs that have not vested by the closing price of our Class A common stock on the Nasdaq Global Select Market on December 29, 2023, which was $11.44.

(2)
The options vested as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, generally subject to the executive’s continued employment with the company on the applicable vesting date.

56   Ironwood

(3)
RSUs vest over three years as to 33.3% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(4)
RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(5)
The 2021 rTSR PSUs vested over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2021 rTSR PSUs Payout. The number of shares reported herein reflects target performance for the 2021 rTSR PSUs in accordance with SEC requirements. The payout for the 2021 rTSR PSUs, which was certified by the compensation and HR committee on January 17, 2024, was 100% of the target number of PSUs.

(6)
The 2022 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics. The number of shares reported in this column assumes target performance for the 2022 rTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs based on actual performance results. The 2022 rTSR PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of rTSR PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(7)
The 2023 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2023 Annual Equity Awards. The number of shares reported in this column assumes target performance for the 2023 rTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs based on actual performance results. The 2023 rTSR PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(8)
The 2023 aTSR PSUs vest during a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2023 Annual Equity Awards. The number of shares reported in this column assumes target performance for the 2023 aTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 400% of the target number of PSUs based on actual performance results. For a discussion of the treatment of aTSR PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(9)
The options vested as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months, generally subject to the executive’s continued employment with the company on the applicable vesting date.

Cyclerion Equity Awards at Fiscal Year-End
	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date
Thomas McCourt	379	310.80	3/3/2024
	487	344.00	3/16/2025
	710	225.60	3/1/2026
	442	369.40	2/27/2027
	205	320.40	2/27/2028
	107	284.20	1/29/2029

(1)
The number of securities underlying unexercised options exercisable and the option exercise price were adjusted in connection with the 1-for-20 reverse stock split of Cyclerion’s common stock effected on May 16, 2023. Accordingly, the number of securities and option exercise prices shown in the table above reflect post reverse stock split holdings.

2024 Proxy Statement   57

Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the exercise of options to purchase our Class A common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas McCourt	110,962(3)	$46,816	242,469	$2,688,303
Sravan Emany	—	—	21,250	$200,600
Andrew Davis	—	—	40,613	$419,655
John Minardo	—	—	36,941	$389,749
Michael Shetzline	—	—	89,069	$991,313

(1)
Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option.

(2)
Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A common stock on the vesting date.

(3)
Represents shares of our Class A common stock that Mr. McCourt acquired through an option exercise as such stock options were expiring and then sold on the open market.

Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control
We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without “cause” or a “constructive termination.” Each of our executives is also eligible to receive enhanced payments and benefits in the event of a change of control plus an actual or constructive involuntary termination of employment (such double trigger event, a “change of control termination”). For additional information, please see the definition of “change of control termination,” below. The following descriptions reflect the payments and benefits that would have been payable to each of our named executive officers as of December 31, 2023, under their respective severance arrangements.
The benefits for our named executive officers described elsewhere in this proxy statement under the captions Severance Benefits not in Connection with a Change of Control and Change of Control Severance Benefits are only payable if the named executive officer complies with all of Ironwood’s rules and policies, executes a separation agreement that includes a release of claims and complies with any post-employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the executives’ severance arrangements.
Severance Benefits not in Connection with a Change of Control
In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our named executive officers would be entitled to receive the following: (i) for Messrs. Davis, Emany and Minardo, a lump-sum payment equal to 12 months of his base salary for the year of termination; for Mr. McCourt, a lump-sum payment equal to 18 months of his base salary for the year of termination; and for Dr. Shetzline, a lump-sum payment equal to 12 months of his base salary for the year of termination plus an amount equal to a maximum of six months of his base salary for the period beginning as of the first anniversary of his termination date, provided he has not secured new, reasonably similar full-time employment; (ii) a lump-sum payment equal to his target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering

58   Ironwood

event; (iii) a lump-sum payment equal to his actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his full target cash bonus for the year of termination (for Mr. McCourt, multiplied by 1.5); (v) for Messrs. Davis, Emany and Minardo, up to 12 months of subsidized COBRA benefits; for Mr. McCourt, a period of up to 18 months of subsidized COBRA benefits; and for Dr. Shetzline, 12 months of subsidized COBRA benefits plus up to an additional six months of subsidized COBRA benefits for the period beginning as of the first anniversary of his termination date, provided he has not been eligible to participate in the group medical plan of another employer; and (vi) outplacement assistance benefits. The non-equity-based severance benefits described in items (i) through (vi) of this paragraph, collectively, are referred to as the “Non-Equity Severance Benefits.”
In addition, the executive severance agreement for Mr. McCourt and Dr. Shetzline provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18 month period through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, for Mr. McCourt, any vested options to purchase Cyclerion common stock that were granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24 month period, the later of (A) the expiration of the 24 month period or (B) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood’s efforts to consummate the change of control contemplated by the previously announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option’s final expiration date. The equity-based severance benefits described in this paragraph are referred to as the “Equity Severance Benefits.”
Moreover, with respect to PSUs, in the event of the named executive officer’s involuntary termination without cause or constructive termination (collectively, a “qualifying termination”), the awards, to the extent then outstanding, will not terminate upon such termination of employment and instead will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the 2023 aTSR PSUs and 2024 aTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective 2023 aTSR and 2024 aTSR performance goals until the earlier of (A) the end of the performance period or (B) the twelve (12)-month period following the date of the qualifying termination, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the respective performance period. The 2022 rTSR PSUs, 2023 rTSR PSUs and 2024 rTSR PRUs will generally remain outstanding and eligible to vest based upon the achievement of their respective rTSR performance goals, until the end of their respective performance period, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the respective performance period.
Change of Control Severance Benefits
In the event of a change of control termination, each of our named executive officers would be entitled to receive the following benefits under his executive severance agreement: (1) a lump-sum payment in an amount equal to 18 months (for Mr. McCourt, 24 months) of his base salary as of the time of termination; (2) a lump-sum payment of his target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (3) a lump-sum payment equal to his actual bonus for the prior year if not yet paid as of the termination date; (4) a lump-sum payment equal to his full target cash bonus for the year of termination, multiplied by 1.5 (for Mr. McCourt, multiplied by 2.0); (5) 18 months (for Mr. McCourt, 24 months) of subsidized COBRA benefits; and (6) outplacement assistance benefits.

2024 Proxy Statement   59

In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, for Mr. McCourt, any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, if later the date that was three months following the change of control) or the stock option’s final expiration date.
Under each executive severance agreement, a “change of control termination” consists of an involuntary termination without “cause” or a “constructive termination” (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the date that is 24 months after the change of control, provided that if such change of control contemplated by a public announcement or such a definitive agreement, in either case, is not consummated, or if an involuntary or constructive termination occurs later than 24 months following the change of control, such involuntary or constructive termination, as the case may be, shall not be a “change of control termination”. Under each executive severance agreement, a change of control occurs when: (I) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board of directors, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (II) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board of directors, which results in the holders of Ironwood’s voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (III) the sale or disposition of more than two-thirds of the assets of Ironwood; or the date a majority of members of the Ironwood board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board of directors before the date of the appointment or election.
Treatment of PSUs in the Event of a Change of Control
In the event of a change of control of Ironwood, the performance- and service-based vesting conditions applicable to the PSUs, to the extent then outstanding, will generally be treated as follows: the 2023 aTSR PSUs and 2024 aTSR PSUs will become earned at the applicable target level (and subject to vesting as described below) as of immediately prior to the change of control based on the change of control stock price. The 2022 rTSR PSUs, 2023 rTSR PSUs and 2024 rTSR PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the resulting rTSR percentile rank, determined after accounting for the stock price performance of Ironwood stock in connection with the change of control, would result in the 2022 rTSR PSUs, 2023 rTSR PSUs or 2024 rTSR PSUs, as applicable, being earned above target, the 2022 rTSR PSUs, 2023 rTSR PSUs or the 2024 rTSR PSUs, as applicable, will be deemed to be earned (and subject to vesting as described below) at such higher level in accordance with the terms of the award.
Any PSUs that become earned in connection with a change of control as described above shall vest in equal installments on a quarterly basis over the remaining portion of the applicable performance period, generally subject to a named executive officer’s continued employment on each such vesting date. In the event of the occurrence of a qualifying termination in connection with or during the 24-month period immediately following the change of control and prior to the completion of the performance period, any earned but unvested PSUs held by the named executive officer will immediately vest in full in connection with such qualifying termination. If a named executive officer underwent a qualifying termination prior to a change of control, any outstanding PSUs held by the named executive officer as of the time of the change of control would become earned as described in the preceding paragraph but, in the case of the 2022 rTSR PSUs, 2023 rTSR PSUs, 2024 rTSR PSUs, 2023 aTSR PSUs and 2024 aTSR PSUs remain subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.

60   Ironwood

Treatment of Equity in the Event of Death or Permanent Disability
For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder.
In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, 2019 Plan and Amended 2019 Plan, is extended to one year (or the stock option’s final expiration date, if earlier) following the participant’s termination of employment by reason of his or her death.
With respect to PSUs, in the event of a termination of the named executive officer’s employment as a result of his death or permanent disability, the awards, to the extent then outstanding, will not terminate and will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, 2023 aTSR PSUs and 2024 aTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective 2023 aTSR or 2024 aTSR performance goals until the earlier of (A) the end of the performance period or (B) the 12-month period following the death or permanent disability with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable 2023 aTSR or 2024 aTSR performance period. The 2022 rTSR PSUs, 2023 rTSR PSUs or 2024 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of the performance goals until the end of the applicable rTSR performance period with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable rTSR performance period.
Employee Proprietary Information, Intellectual Property and Non-competition Agreement
The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Messrs. Davis, Emany and Minardo provides that as consideration for entering into the noncompetition restrictions set forth in such agreement, each of Messrs. Davis, Emany and Minardo will be eligible to participate in our 2019 Plan. The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt provides that as additional consideration for entering into the noncompetition restrictions set forth in such agreement, Mr. McCourt was eligible for cash incentive awards for performance in 2021. In addition, the employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt and Dr. Shetzline provides for an extended exercisability period for vested, unexercised nonqualified stock options for one year from the last date of employment in the event that the company determines to enforce the non-competition restriction included in such agreement.

2024 Proxy Statement   61

Potential Payments Upon Termination or Change of Control
Except as described in this proxy statement, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance or other benefits in the event of a termination of employment or change of control of Ironwood. The following table presents our estimate of the amount of severance and other benefits to which our named executive officers would be entitled if a triggering event described below occurred on December 31, 2023. The closing price of our Class A common stock as listed on the Nasdaq Global Select Market on December 29, 2023 was $11.44 per share.
		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control(1)	Death(2)
Thomas McCourt	Cash Severance	$1,251,315	$1,668,420	—
	Non-Equity Incentive Plan Compensation	$1,564,144	$1,876,973	—
	Equity Acceleration(3)
	RSUs	$5,310,951	$6,319,525	$6,319,525
	PSUs	—	$7,078,866	—
	Other Benefits(4)	$74,871	$79,828	—
	Total	$8,201,281	$17,023,612	$6,319,525
Sravan Emany	Cash Severance	$545,000	$817,500	—
	Non-Equity Incentive Plan Compensation	$545,000	$681,250	—
	Equity Acceleration(3)
	RSUs	—	$1,335,460	$1,335,460
	PSUs	—	$1,397,018	—
	Other Benefits(4)	$60,000	$60,000	—
	Total	$1,150,000	$4,291,228	$1,335,460
Andew Davis	Cash Severance	$480,000	$720,000	—
	Non-Equity Incentive Plan Compensation	$480,000	$600,000	—
	Equity Acceleration(3)
	RSUs	—	$1,891,101	$1,891,101
	PSUs	—	$875,011	—
	Other Benefits(4)	$87,429	$101,143	—
	Total	$1,047,429	$4,187,255	$1,891,101
John Minardo	Cash Severance	$512,728	$769,092	—
	Non-Equity Incentive Plan Compensation	$461,455	$576,819	—
	Equity Acceleration(3)
	RSUs	—	$1,788,678	$1,788,678
	PSUs	—	$2,066,121	—
	Other Benefits(4)	$69,238	$73,857	—
	Total	$1,043,421	$5,274,567	$1,788,678
Michael Shetzline, M.D., Ph.D.	Cash Severance(5)	$800,343	$800,343	—
	Non-Equity Incentive Plan Compensation	$480,206	$600,257	—
	Equity Acceleration(3)
	RSUs	$1,363,602	$1,831,327	$1,831,327
	PSUs	—	$1,994,587	—
	Other Benefits(4)	$60,000	$60,000	—
	Total	$2,704,151	$5,286,514	$1,831,327

(1)
Represents amounts payable under the terms of the named executive officer severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2023 have been paid to the executive officer as of December 31, 2023, and that all 2022 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood’s historical practice.

62   Ironwood

(2)
With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be fully accelerated (if any) in connection with the named executive officer’s death by $11.44, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 29, 2023, in accordance with the terms of the award agreements issued under our equity incentive plans.

With respect to PSUs, the treatment of such awards in the event of the named executive officer’s death or permanent disability is described elsewhere in this proxy statement under the caption Treatment of Equity in the Event of Death or Permanent Disability and in footnote 4 to this table.
(3)
With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $11.44, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 29, 2023, in each case, in accordance with the terms of our severance arrangements with each executive officer.

With respect to PSUs, the value in the case of a qualifying termination in connection with a change of control is calculated by multiplying the number of unvested and unearned PSUs that would be accelerated (if any) by $11.44, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 29, 2023, as described in further detail above under the caption Treatment of PSUs in the Event of a Change of Control. In the case of a qualifying termination or death prior to a change in control, the PSUs will remain eligible to vest based on the attainment of the applicable performance goals, subject to applicable proration, as described above under the captions Severance Benefits not in Connection with a Change of Control and Treatment of Equity in the Event of Death or Permanent Disability. The values in this table include the 2021 rTSR PSUs, for which the performance period ended on December 31, 2023, at 100% of target as the PSUs became earned at 100% of the target, with such earned PSUs vesting amount certified by the compensation and HR committee on January 17, 2024. The values in this table assume that the 2022 rTSR PSUs and 2023 rTSR PSUs will become earned at 100% based on their actual TSR as of December 31, 2023, and that the 2023 aTSR PSUs remain unearned based on actual stock price performance as of December 31, 2023.
(4)
Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to an involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for Dr. Shetzline in the event he is not eligible to participate in the group medical plan of another employer following the one-year anniversary of his termination date.

(5)
With respect to an involuntary termination of employment without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for Dr. Shetzline in the event he does not obtain full-time employment within six months following the one-year anniversary of his termination date.

2024 Proxy Statement   63

CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer on December 31, 2023, Mr. McCourt, and the ratio of these two amounts. For 2023, our last completed fiscal year:
•
The estimated median of the annual total compensation of all employees of our company (other than Mr. McCourt) was $275,531; and

•
Mr. McCourt’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $7,583,270.

Based on this information for 2023, we estimate that the ratio of the annual total compensation of Mr. McCourt to the median annual total compensation of all employees was approximately 28 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. McCourt, we took the following steps:
•
We determined that it was appropriate to re-identify our median employee for the purposes of the pay ratio disclosure for 2023. We determined that, as of December 31, 2023, our employee population consisted of 216 individuals, excluding 44 individuals who joined Ironwood as a result of our acquisition of VectivBio Holding AG in 2023. This population consisted of our full- and part-time employees. We utilized a December 31, 2023 identification date as it is consistent with our CEO pay ratio reporting last year, our year-end financial reporting, and other reporting dates used in this proxy statement. The year-end identification date enables us to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee” from our employee population, we started with the gross earnings of our employees as reflected in our payroll records for 2023 as of the identification date, and, for our U.S. employees, as reportable to the Internal Revenue Service on Form W-2. We subtracted 2023 equity earnings from stock option exercises and stock award vesting and replaced them with the grant-date fair value of equity awards granted in 2023. We subtracted 2022 annual bonuses (paid in 2023) and replaced them with 2023 annual bonus awards (paid in 2024). We also added the company’s 401(k) matching contribution for our U.S. employees. For employees hired during 2023, we annualized base salary and 2023 bonus amounts, but not the value of equity granted in 2023 as new hire awards are made on a one-time basis.

We did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified the median employee, for purposes of the pay ratio, we calculated his or her compensation in the same manner as we do for Summary Compensation Table purposes.

64   Ironwood

Pay Versus Performance
Under Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are presenting information that demonstrates the relationship between compensation actually paid, as computed under SEC rules, to our named executive officers and certain financial performance measures for the years ended December 31, 2023, 2022, 2021 and 2020. The compensation and HR committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown. For additional information about our performance-based pay philosophy and how we align executive compensation with Ironwood’s performance, please refer to the Compensation Discussion and Analysis section included elsewhere in this proxy statement.
Year	Summary Compensation Table Total for First PEO [Mark Mallon]		Summary Compensation Table Total for Second PEO [Thomas McCourt]	Compensation Actually Paid to First PEO [Mark Mallon]		Compensation Actually Paid to Second PEO [Thomas McCourt]	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Adjusted EBITDA from Organic Business (in millions)
									Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)(1)		(b)(1)	(c)(2)		(c)(2)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)
2023	$	N/A	$7,583,270	$	N/A	$4,632,286	$2,615,301	$1,967,644	$85.95	$115.42	$(1,031.56)	$267.64
2022	$	N/A	$7,893,266	$	N/A	$10,159,660	$2,305,695	$2,952,674	$93.09	$111.27	$175.07	$253.07
2021		$170,576	$8,810,004		$(8,684,142)	$9,733,970	$2,917,054	$2,581,189	$87.60	$124.89	$528.45	$253.97
2020		$6,821,113	$ N/A		$4,419,700	$ N/A	$2,496,976	$2,958,190	$85.57	$125.69	$106.18	$162.56

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Mallon, our former chief executive officer, and Mr. McCourt, our current chief executive officer, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Summary Compensation Table elsewhere in this proxy statement for information on Mr. McCourt’s compensation. Mr. Mallon served as our chief executive officer during 2020 and 2021. Effective March 12, 2021, Mr. Mallon resigned from his position as chief executive officer and Mr. McCourt became interim chief executive officer and subsequently permanent chief executive officer effective June 2, 2021.

(2)
The dollar amounts reported in column (c) represent the “compensation actually paid” to the principal executive officers, or PEOs, Messrs. Mallon and McCourt, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Mallon and McCourt, as applicable, during the applicable years, and are based on valuation assumptions required by the SEC, which are unlikely to reflect actual amounts realized at vesting or exercise of equity awards, as applicable. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Mallon’s and McCourt’s total compensation for each applicable year to determine the compensation actually paid:

Year	PEO Name	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2023	Thomas McCourt	$7,583,270	$(5,974,225)	$3,023,271	$4,632,286
2022	Thomas McCourt	$7,893,266	$(6,473,069)	$8,739,463	$10,159,660
2021	Mark Mallon	$170,576	$—	$(8,854,718)	$(8,684,142)
2021	Thomas McCourt	$8,810,004	$(7,236,498)	$8,160,464	$9,733,970
2020	Mark Mallon	$6,821,113	$(5,423,731)	$3,022,318	$4,419,700

(a)
Represents the deduction from the “Reported Summary Compensation Table Total for PEO” column for the total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair

2024 Proxy Statement   65

value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. Equity values are calculated in accordance with ASC 718. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	PEO Name	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	Thomas McCourt	$6,203,423	$(2,858,574)	—	$(321,578)	$—	—	$3,023,271
2022	Thomas McCourt	$7,807,002	$1,076,844	—	$(144,383)	$—	—	$8,739,463
2021	Mark Mallon	$—	$—	—	$(241,452)	$(8,613,266)	—	$(8,854,718)
2021	Thomas McCourt	$8,164,222	$57,645	—	$(61,403)	$—	—	$8,160,464
2020	Mark Mallon	$4,811,824	$(1,031,283)	—	$(758,223)	$—	—	$3,022,318

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s non-PEO named executive officers, or NEOs, as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Andrew Davis, Sravan Emany, John Minardo and Michael Shetzline; (ii) for 2022, Sravan Emany, John Minardo, Jason Rickard and Michael Shetzline; (iii) for 2021, Sravan Emany, John Minardo, Jason Rickard, Michael Shetzline and Gina Consylman; and (iv) for 2020, Gina Consylman, Thomas McCourt, Jason Rickard and Michael Shetzline.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Compensation Actually Paid to Non-PEO NEOs
2023	$2,615,301	$(1,762,026)	$1,114,369	$1,967,644
2022	$2,305,695	$(1,531,837)	$2,178,816	$2,952,674
2021	$2,917,054	$(2,332,567)	$1,996,702	$2,581,189
2020	$2,496,976	$(452,817)	$914,031	$2,958,190

(a)
Represents the deduction from the “Average Reported Summary Compensation Table Total for Non-PEO NEOs” column for the average total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

66   Ironwood

(b)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$1,829,617	$(633,278)	—	$(81,970)	—	—	$1,114,369
2022	$1,880,771	$329,381	—	$(31,337)	—	—	$2,178,816
2021	$2,563,358	$(434)	—	$(52,032)	$(514,190)	—	$1,996,702
2020	$1,512,719	$(402,588)	—	$(196,100)	—	—	$914,031

(5)
Cumulative TSR is calculated by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Ironwood’s share price at the end and the beginning of the measurement period, by (ii) Ironwood’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Biotechnology Index, our peer group used for purposes of Item 201(e) of Regulation S-K.

(7)
The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year. Net income for the year ended December 31, 2021 included a $338 million non-cash, non-recurring income tax benefit related to the release of the valuation allowance against the majority of the company’s deferred tax assets in the second quarter of 2021. Net loss for the year ended December 31, 2023, included a non-recurring charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

(8)
As required by Item 402(v) of Regulation S-K, we have determined that Adjusted EBITDA from organic business is the Company Selected Measure, as it is the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to company performance for the most recently completed year. Adjusted EBITDA from organic business, which is a non-GAAP measure, is calculated by subtracting mark-to-market adjustments on derivatives related to the company’s 2022 convertible senior notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, revenue and expenses related to corporate development activities, and costs associated with a potential CNP-104 option exercise from GAAP net income. This metric and definition is consistent with Adjusted EBITDA from organic business used in the corporate performance goals scorecard, as described in the Compensation Discussion and Analysis included elsewhere in this proxy statement. We may change the Company Selected Measure from year to year, depending upon a number of factors relating to our business.

Comparative Analysis of the Pay versus Performance Table
As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, our compensation program is designed to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate, and reward outstanding talent across the company through well-communicated programs that are aligned with our vision and mission, and support a positive company culture. We consider several performance measures to ensure executives are incentivized to accomplish these objectives, many of which are not presented in the pay versus performance table. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance Table above.

2024 Proxy Statement   67

Comparison of Ironwood Cumulative TSR to Peer Group Cumulative TSR
The graph below shows our cumulative TSR over the four-year period ending December 31, 2023, as compared to the Nasdaq Biotechnology Index, which reflects the company’s industry sector and is also the peer group used in our Annual Report on Form 10-K.
Comparison of  “Compensation Actually Paid” to Cumulative TSR
The “compensation actually paid” in the graph below reflects Mr. Mallon’s CAP in 2020, Mr. McCourt’s CAP in 2022 and 2023, and, for purposes of a graphical representation, a weighted average CAP for both for 2021, or Average PEO CAP. The graph below demonstrates the “compensation actually paid” amounts shown for our PEOs, Messrs. Mallon and McCourt, as applicable, is generally aligned with the company’s cumulative TSR over the four years presented in the Pay versus Performance Table above. The alignment of compensation actually paid with the company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to the NEOs is comprised of equity awards. As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, in 2023, approximately 79% of the value of total compensation awarded to our CEO and 68% of the value of total compensation awarded to the other NEOs consists of equity awards, including RSU and PSU awards.

68   Ironwood

Comparison of  “Compensation Actually Paid” to Net Income (Loss)
The graph below reflects the relationship between the Average PEO CAP and average other NEOs CAP and the company’s net income for the years ended December 31, 2020, 2021, 2022 and 2023. Net income for the year ended December 31, 2021, included a $338 million non-cash, non-recurring income tax benefit related to the release of the valuation allowance against the majority of the company’s deferred tax assets in the second quarter of 2021. Net loss for the year ended December 31, 2023, included a non-recurring charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023. The company does not use net income as a performance metric in its compensation program to determine named executive officers’ compensation.

2024 Proxy Statement   69

Comparison of  “Compensation Actually Paid” to Company-Selected Measure (Adjusted EBITDA from Organic Business)
The graph below reflects the relationship between the Average PEO CAP and average Other NEOs CAP and the company’s Adjusted EBITDA from organic business, which is the Company Selected Measure, for the years ended December 31, 2020, 2021, 2022 and 2023:

70   Ironwood

Company Performance Metrics
As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, the performance measures we use in our compensation program are weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to focus further our named executive officers on the creation of long-term stockholder value. As required by Item 402(v) of Regulation S-K, we have identified the following financial performance measures as being the most important in linking actual compensation paid to executives to our performance.
Most Important Performance Measures
Adjusted EBITDA from Organic Business
LINZESS U.S. Net Sales
Revenue
Total Stockholder Return

2024 Proxy Statement   71

PROPOSAL No. 2
Advisory Vote
on Named
Executive Officer
Compensation

OUR BOARD RECOMMENDS THAT YOU APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal No. 2

At our 2024 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a “say-on-pay” vote. This is a non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture. In 2023, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of performance-based restricted stock units and restricted stock units. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to further focus our named executive officers on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee and board believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, and demonstrates our “pay for performance” compensation philosophy.
Our previous say-on-pay vote was at our 2023 annual meeting and was approved by approximately 98% of the votes cast on such matter. Based on the recommendation of our stockholders in 2023, our board of directors determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders’ interests as stockholder feedback may be taken into consideration as part of the compensation review process.
Vote Required
Because this proposal seeks a non-binding, advisory vote, there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

2024 Proxy Statement   73

Our Stockholders
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock at March 31, 2024 for:
•
each person whom we know beneficially owns more than five percent of our Class A common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
The percentage of Class A common stock beneficially owned by each person is based on 158,957,123 shares of Class A common stock outstanding on March 31, 2024. Shares of Class A common stock that may be acquired within 60 days following March 31, 2024, pursuant to the exercise of options or the vesting of RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table below and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table below. Beneficial ownership representing less than one percent is denoted with an “*.”

74   Ironwood

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Name of Beneficial Owner	Number of Shares of our Class A Common Stock	Percentage
Named Executive Officers and Directors
Thomas McCourt(1)	1,621,326	1.0%
Sravan Emany(2)	175,364	*
Andrew Davis(3)	128,539	*
John Minardo(4)	134,540	*
Michael Shetzline, M.D., Ph.D.(5)	360,430	*
Mark Currie, Ph.D.(6)	993,377	*
Alexander Denner, Ph.D.(7)	16,511,939	10.3%
Andrew Dreyfus	163,919	*
Jon Duane	121,028	*
Marla Kessler	96,572	*
Julie McHugh	162,294	*
Catherine Moukheibir	128,633	*
Jay Shepard	102,244	*
All executive officers and directors as a group (13 persons)(8)	20,700,205	12.9%
5% Security Holders
BlackRock, Inc.(9)	25,978,899	16.3%
Sarissa Capital Management LP(10)	16,390,000	10.3%
The Vanguard Group(11)	16,033,545	10.1%
State Street Corporation(12)	11,532,088	7.3%

(1)
Includes (i) 1,015,664 shares of Class A common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2024, (ii) 26,172 restricted stock units that vest on May 16, 2024, and (iii) 120,298 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(2)
Includes 37,120 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(3)
Includes (i) 20,000 restricted stock units that vest on May 16, 2024, and (ii) 37,120 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(4)
Includes 32,752 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(5)
Includes (i) 92,698 shares of Class A common stock issuable to Dr. Shetzline upon the exercise of options that are exercisable within 60 days following March 31, 2024, and (ii) 34,936 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(6)
Includes 449,269 shares of Class A common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2024.

2024 Proxy Statement   75

(7)
Includes (i) 121,939 shares of Class A common stock held directly by Dr. Denner, and (ii) 16,390,000 shares of Class A common stock held by Sarissa Capital Management LP, or Sarissa. See note 10 below for information regarding the shares of Class A common stock held by Sarissa.

(8)
Includes (i) 1,557,631 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2024, (ii) 46,172 restricted stock units that vest on May 16, 2024, and (iii) 262,226 performance-based restricted stock units for which shares were vested and will be delivered within 60 days following March 31, 2024.

(9)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on January 22, 2024, reporting as of December 31, 2023. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 25,253,721 of these shares, and a sole dispositive power over all of these shares. Blackrock does not have shared voting nor shared dispositive power with respect to any of these shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(10)
Based upon the information provided by Sarissa and Dr. Denner in a Schedule 13D/A filed on March 1, 2021, reporting as of February 26, 2021, as well as a Form 4 filed on March 19, 2024, reporting as of March 15, 2024. According to this Schedule 13D/A, (i) Sarissa does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares, and (ii) Dr. Denner does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares. Does not include shares held directly by Dr. Denner, who is a member of our board of directors. The address of each of Sarissa and Dr. Denner is 660 Steamboat Road, Greenwich, CT 06830.

(11)
Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on January 10, 2024, reporting as of December 31, 2023. According to this Schedule 13G/A, Vanguard does not have sole voting power with respect to any of these shares, and has sole dispositive power with respect to 15,711,058 of these shares, shared voting power with respect to 163,827 of these shares, and shared dispositive power with respect to 322,487 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based upon the information provided by State Street Corporation, or State Street, in a Schedule 13G/A filed on January 25, 2024, reporting as of December 31, 2023. According to this Schedule 13G/A, State Street does not have sole voting or sole dispositive power with respect to any of these shares, has shared voting power with respect to 11,117,328 of these shares and has shared dispositive power with respect to all of these shares. The address of State Street is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

76   Ironwood

Certain Relationships and Related
Person Transactions
Since January 1, 2023, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Our Board of Directors — How Our Board is Paid and Executive Compensation appearing elsewhere in this proxy statement.
Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the General Corporation Law of the State of Delaware against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.
Procedures for Related Party Transactions

Under our code of business conduct and ethics, our directors, officers and employees are discouraged from any activity that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisor, certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must review and approve all related party transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents.

2024 Proxy Statement   77

PROPOSAL No. 3
Ratification of
Our Selection
of Auditors

OUR BOARD RECOMMENDS THAT YOU RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR AUDITORS FOR FISCAL YEAR 2024

Proposal No. 3

Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2024. The firm of Ernst & Young LLP, an independent registered public accounting firm, has served as Ironwood’s auditor since 1998. Detailed disclosure of the audit and other fees billed for services rendered by Ernst & Young LLP in 2023 and 2022 are set forth below. Detailed disclosure of the audit-related fees in 2023, which were billed for services rendered by VectivBio’s former auditor, Ernst & Young AG, an independent registered public accounting firm and an affiliate of Ernst & Young LLP, or collectively with Ernst & Young LLP, Ernst & Young, are set forth below. There were no tax fees billed for services rendered by Ernst & Young in 2023 or 2022 and no audit-related fees billed for services rendered by Ernst & Young in 2022. Based on these disclosures and information in the audit committee report on page 22 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board of directors considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2024.
Representatives of Ernst & Young LLP are expected to attend the virtual annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.
The table below presents aggregate fees for professional audit services rendered by Ernst & Young for the audits of our annual financial statements for the years ended December 31, 2023 and 2022 and fees billed for other services rendered by Ernst & Young during those periods. It is the audit committee’s policy that all audit and non-audit services to be performed by Ernst & Young be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young to assure the provision of such services does not impair the auditor’s independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by our chief financial officer or controller and Ernst & Young. All of the services described in the following fee table were approved in conformity with the audit committee’s pre-approval policy.
	2023	2022
Audit	$2,639,227	$1,132,151
Audit-related	$385,104	$—
All other	$—	$4,615
Total	$3,024,331	$1,136,766
Audit fees in 2023 and 2022 were for professional services rendered by Ernst & Young LLP for the audits of our financial statements and internal controls over financial reporting, including accounting consultations and reviews of quarterly financial statements. The increase in audit fees for 2023 compared to 2022 pertains primarily to the acquisition of VectivBio.
Audit-related fees in 2023 were for professional services rendered by Ernst & Young AG for audits, consents, and statutory filings in connection with the acquisition of VectivBio.
All other services in 2022 include license fees for a web-based accounting research tool. Other than the foregoing, Ernst & Young did not provide any other services to us in 2023 or 2022.
Vote Required
The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

2024 Proxy Statement   79

User’s Guide
Our board of directors is soliciting proxies for the 2024 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 25, 2024, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Financials — SEC Filings.
Who can vote
Only stockholders of record of our Class A common stock at the close of business on April 19, 2024 can vote at the meeting.
Quorum
In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented at the meeting or by proxy. On our record date, April 19, 2024, we had 158,957,123 shares of our Class A common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.
Notice of internet availability of proxy materials
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.
Voting procedures — stockholders of record and beneficial owners
You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a “nominee,” holds your stock. This is often called ownership in “street name” because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your nominee.
How to vote your shares.
If you are a stockholder of record, there are four ways to vote:
•
Online Before the Meeting. You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the 16-digit control number that is on either the notice of internet availability of proxy materials or the proxy card when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link The 16-digit control number provided on your notice of internet availability of proxy materials or proxy card is necessary to

80   Ironwood

access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Tuesday, June 18, 2024.
•
By Telephone. If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:
•
Online Before the Meeting. You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the 16-digit control number that is on the voting instruction form when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2024. The 16-digit control number provided on your voting instruction form is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Tuesday, June 18, 2024.

•
By Telephone. You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

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By Mail. You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

How you may revoke your proxy or voting instructions. If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner “revoking” your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.
What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form? This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.
We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 368-5948, as applicable.
Householding of proxy materials. SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a stockholder at a shared address to which a single copy of the notice of internet availability of proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the notice of internet availability of proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings

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to stockholders at the shared address, notification of that request may also be sent to us at the below address. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Abstentions and “broker non-votes.” If you are a stockholder of record and you vote “abstain” or “withhold” on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.
A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions. A “broker non-vote” occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the annual meeting of stockholders your broker nominee will not be able to submit a vote on the election of directors or the advisory votes on named executive officer compensation unless it receives your specific instructions, but will be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote. The broker nominee may, however, vote on the ratification of the selection of our independent auditors even if it does not receive your instructions.
Discretionary authority. If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board of directors. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.
Vote required
The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.
Proposal No. 1 — Election of Directors:
The board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one-year terms and until his or her successor is duly elected and qualified or until their death, resignation or removal. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non- vote. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.
Proposal No. 2 — Advisory (non-binding) Vote on Named Executive Officer Compensation, or “Say-on-Pay”:
Because this proposal calls for a non-binding, advisory vote there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. We expect that broker nominees will not have discretion to vote on

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this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.
Proposal No. 3 — Ratification of Auditors:
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.
Results of the voting. We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC, within four business days following the annual meeting.
Costs of solicitation and solicitation participants. We will pay the costs of soliciting proxies. These costs also include support for the hosting of the virtual meeting. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.
We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $12,500 and the reimbursement of certain expenses.
Additional Meeting Information
We encourage you to access the meeting prior to the start time. Please allow sufficient time for online log-in, which begins at 8:45 a.m. Eastern Time. You may check your browser’s compatibility any time prior to the meeting at www.virtualshareholdermeeting.com/IRWD2024. If you want to submit a question you may do so electronically starting at the time of check-in or during the meeting.
If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

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Stockholder Communications, Proposals
and Nominations for Directorships
Communications

A stockholder may send general communications to our board of directors, any committee of our board of directors or any individual director by directing such communication to Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our Secretary reserves the right not to forward to our board of directors or any individual director any abusive, threatening or otherwise inappropriate materials.
Any request for materials or other communications directed to our secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Proposals and Nominations

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2025 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 26, 2024 in order for such proposal to be included in our proxy materials.
Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2025 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2025 annual meeting of stockholders must be received by us no earlier than March 20, 2025 and no later than April 19, 2025, unless the date of the 2025 annual meeting of stockholders is more than 30 days from the anniversary date of the 2024 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2025 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 19, 2025, our bylaws provide that the nomination or the proposal shall be disregarded. Any stockholder who intends to solicit proxies in support of a director nominee other than the company’s nominees must also comply with Rule 14a-19 under the Exchange Act.

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SEC Filings
We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, Attention: Corporate Communications, telephone: (617) 621-7722, or by visiting the Investors section of our website at www.ironwoodpharma.com.

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RONWOOD PHARMACEUTICALS, INC.100 SUMMER STREET, SUITE 2300BOSTON, MA 02110SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveYou may use the Internet to transmit your voting instructions and for electronicdelivery of information up until 11:59 P.M. Eastern Time on June 17, 2024. Haveyour proxy card in hand when you access the web site and follow the instructionsto obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/IRWD2024You may also vote during the meeting. Have the information that is printed inthe box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M. Eastern Time on June 17, 2024. Have your proxy card in hand whenyou call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV42104-P05088 IRONWOOD PHARMACEUTICALS, INC.The Board of Directors recommends you vote FOR ALLthe following:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.1. Election of Directors. To elect nine director nomineesnumbered 01 through 09 to serve for a one-year termextending until the 2025 annual meeting of stockholdersand their successors are duly elected and qualified. ForAllWithholdAllFor AllExceptTo withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.Nominees:01) Mark Currie, Ph.D.02) Alexander Denner, Ph.D.03) Andrew Dreyfus04) Jon Duane05) Marla Kessler06) Thomas McCourt07) Julie McHugh08) Catherine Moukheibir09) Jay ShepardThe Board of Directors recommends you vote FOR the following proposals:For Against Abstain2. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers.! ! !3. Ratification of the selection of Ernst & Young LLP as Ironwood Pharmaceuticals, Inc.'s independent registered public accounting firm for 2024.! ! !NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment orpostponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.V42105-P05088The stockholder(s) hereby appoint(s) Thomas McCourt and Sravan Emany, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on Tuesday, June 18, 2024 via live webcast atwww.virtualshareholdermeeting.com/IRWD2024, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. IRONWOOD PHARMACEUTICALS, INC.Annual Meeting of StockholdersTuesday, June 18, 2024 9:00 a.m. Eastern TimeThis proxy is solicited by the Board of DirectorsContinued and to be signed on reverse side